AGREEMENT

AND

PLAN OF MERGER

Among

ORION ETHANOL, INC. (“Parent”),

OEI ACQUISITION SUB, INC. (“Merger Sub”)

And

GREENHUNTER ENERGY INC. (“GreenHunter”)

May 30, 2007

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-ii-

-iii-

	TABLE OF CONTENTS (continued)
		Page
5.11	Public Announcements	61
5.12	Notification of Certain Matters	62
5.13	Payment of Expenses	61
5.14	Indemnification and Insurance	62
5.15	Parent Board of Directors	63
5.16	Registration Statements Relating to GreenHunter Warrants	64
5.17	Voting Agreement of Certain Stockholders of GreenHunter	64
5.18	Parent Officers	65
5.19	Surviving Corporation’s Directors and Officers	65
5.20	Waiver of Events of Default Under Note Held by Investment Hunter LLC	65
5.21	Assignment of Power Purchase Agreement	65
5.22	Waiver and Consent of GreenHunter Preferred Stock	66
5.23	Amendment to Parent Convertible Senior Notes	65
ARTICLE 6 CONDITIONS		66
6.1	Conditions to Each Party’s Obligation to Effect the Merger	66
6.2	Conditions to Obligations of Parent and Merger Sub	67
6.3	Conditions to Obligation of GreenHunter	68
ARTICLE 7 TERMINATION		69
7.1	Termination Rights	69
7.2	Effect of Termination	70
ARTICLE 8 MISCELLANEOUS		70
8.1	Nonsurvival of Representations and Warranties	70
8.2	Amendment	71
8.3	Notices	71
8.4	Counterparts	72
8.5	Severability	73
8.6	Entire Agreement; No Third Party Beneficiaries	73
8.7	Applicable Law	72
8.8	No Remedy in Certain Circumstances	72
8.9	Assignment	73
8.10	Waivers	73
8.11	Confidentiality Agreement	74
8.12	Incorporation	74

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TABLE OF CONTENTS
(continued)
EXHIBITS

Exhibit A - Form of Certificate of Designation

Exhibit B - Investment Hunter LLC Voting Agreement

Exhibit C - SNB Associates, LLC Voting Agreement

Exhibit 5.10 -  Form of Affiliate Agreement

GREENHUNTER DISCLOSURE SCHEDULES

3.2	Other Equity Interests
3.8	No Undisclosed Liabilities
3.9	Absence of Certain Changes or Events
3.13	No Restrictions
3.15	Taxes
3.16	Employee Benefit Plans
3.17	Employment Contracts and Benefits
3.20	Insurance
3.22	Environmental Matters
3.27	Non-Competition Agreements
5.2(c)	Conduct of Business by GreenHunter Pending Closing
5.2(d)	Conduct of Business by GreenHunter Pending Closing

PARENT DISCLOSURE SCHEDULES

4.2	Other Equity Interests
4.8	Capital Structure
4.9	No Undisclosed Liabilities
4.10	Absence of Certain Changes or Events
4.13	Litigation
4.15	No Restrictions
4.16	Tax Audits and Settlements
4.17	Taxes
4.18	Employee Benefit Plans
4.19	Employment Contracts and Benefits
4.21	Accounts Receivable
4.22	Insurance
4.24	Environmental Matters
4.31	Certain Business Practices
5.1	Conduct of Business by Parent Pending Closing

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of the 30th day of May, 2007, by and among Orion Ethanol, Inc., a Nevada corporation (“Parent”); OEI Acquisition Sub, Inc., a Delaware Corporation (“Merger Sub”); and GreenHunter Energy Inc., a Delaware corporation (“GreenHunter”).

Recitals

A. The board of directors of each of Parent and GreenHunter has determined that it is in the best interests of its respective stockholders to approve the strategic alliance of Parent and GreenHunter by means of the merger of Merger Sub with and into GreenHunter upon the terms and subject to the conditions set forth in this Agreement.

B. For federal income tax purposes, it is intended that such merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

C. Parent, Merger Sub and GreenHunter (the “Parties”) desire to make certain representations, warranties, covenants and agreements in connection with such merger and also to prescribe various conditions to such merger.

NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Defined Terms. As used in this Agreement, each of the following terms has the meaning set forth below:

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the actual power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.

“Agreement” means this Agreement and Plan of Merger, as amended, supplemented or modified from time to time.

“Alternative Proposal” has the meaning specified in Section 5.4(b).

“Approved GreenHunter Budgets” has the meaning specified in Section 5.2(h)(2).

“Approved Parent Budgets” has the meaning specified in Section 5.2(h)(1).

“Capital Expenditures” means costs and expenses associated with the acquisition, development or redevelopment of any fixed or capital assets of the GreenHunter Companies or Parent Companies, as applicable, which pursuant to GAAP are required to be capitalized.

“Capital Project” means any project, transaction, agreement, arrangement or series of transactions, agreements or arrangements to which a Person is a party involving a Capital Expenditure.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulations promulgated thereunder.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System List.

“Certificate of Merger” means the certificate of merger, prepared and executed in accordance with the applicable provisions of the DGCL, filed with the Secretary of State of Delaware to effect the Merger in Delaware.

“Claim” has the meaning specified in Section 5.14(b).

“Closing” means the closing of the Merger and the consummation of the other transactions contemplated by this Agreement.

“Closing Date” means the date on which the Closing occurs, which date shall be the first business day following the day on which both the GreenHunter Meeting and the Parent Meeting have been held (or such later date as is agreed upon by the Parties) and all conditions to Closing set forth in Article 6 have been satisfied or properly waived by the applicable Party(ies).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the letter agreement dated March 6, 2007, between GreenHunter and Parent relating to GreenHunter’s furnishing of information to Parent and Parent’s furnishing of information to GreenHunter in connection with Parent’s and GreenHunter’s evaluation of the possibility of the Merger.

“Conversion Number” means 2.09925.

“DGCL” means the Delaware General Corporation Law.

“Defensible Title” means such right, title and interest that is (a) evidenced by an instrument or instruments filed of record in accordance with the conveyance and recording laws of the applicable jurisdiction to the extent necessary to prevail against competing claims of bona fide purchasers for value without notice, and (b) subject to Permitted Encumbrances, free and clear of all Liens, claims, infringements, burdens and other defects.

“Direct Capital Engagement Letter” has the meaning specified in Section 5.2(j).

“Disclosure Schedule” means, as applicable, the GreenHunter Disclosure Schedule or the Parent Disclosure Schedule.

“Dissenting Stockholder” means a holder of GreenHunter Common Stock or GreenHunter Preferred Stock who has validly perfected appraisal rights under Section 262 of the DGCL.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Effective Time” has the meaning specified in Section 2.7.

“Environmental Law” means any federal, state, local or foreign statute, code, ordinance, rule, regulation, policy, guideline, permit, consent, approval, license, judgment, order, writ, decree, common law, injunction or other authorization (collectively, “Laws”) in effect on the date hereof or at a previous time applicable to the operations of the GreenHunter Companies or the Parent Companies, as applicable: (a) relating to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, septic systems or land; (b) relating to the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials; (c) relating to occupational health and safety; or (d) otherwise relating to the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.

“Exchange Agent” means Securities Transfer Corporation, the transfer agent for shares of Parent Common Stock.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Fund” has the meaning specified in Section 2.5(a).

“FIRPTA Certificate” has the meaning specified in Section 2.5(b).

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Action” means any authorization, application, approval, consent, exemption, filing, license, notice, registration, permit or other requirement of, to or with any Governmental Authority.

“Governmental Authority” means any national, state, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission court, department or other instrumentality of any such government, or any arbitrator in any case that has jurisdiction over any of the GreenHunter Companies or the Parent Companies or any of their respective properties or assets.

“GreenHunter” has the meaning set forth in the introductory paragraph hereof.

“GreenHunter Capital Stock” means GreenHunter Common Stock and GreenHunter Preferred Stock.

“GreenHunter Certificate” means a certificate representing shares of GreenHunter Capital Stock.

“GreenHunter Common Stock” means the common stock, par value $.001 per share, of GreenHunter.

“GreenHunter Companies” means GreenHunter and each of the GreenHunter Subsidiaries.

“GreenHunter Disclosure Schedule” means the GreenHunter Disclosure Schedule attached hereto and any documents listed on such GreenHunter Disclosure Schedule or expressly incorporated therein by reference.

“GreenHunter Financial Statements” means the audited consolidated financial statements of GreenHunter and its subsidiaries (including the related notes) for the year ended December 31, 2006, as well as unaudited consolidated financial statements of GreenHunter and the GreenHunter Subsidiaries (including related notes) for the quarter ended March 31, 2007.

“GreenHunter Material Agreement(s)” means (a) any agreement, contract, commitment or understanding, written or oral, granting any Person registration, purchase or sale rights with respect to any security of any GreenHunter Company, (b) any agreement, contract, commitment or understanding, written or oral, granting any Person a right of indemnification and/or contribution by any GreenHunter Company, (c) any voting agreement relating to any security of any GreenHunter Company, and/or (d) any other written or oral agreement, contract, commitment or understanding to which any of the GreenHunter Companies is a party, by which any of the GreenHunter Companies is directly or indirectly bound, or to which any asset of any of the GreenHunter Companies may be subject, outside the ordinary course of business of any of the GreenHunter Companies, in each case as amended and supplemented.

“GreenHunter Meeting” means the meeting of the stockholders of GreenHunter called for the purpose of voting on the GreenHunter Proposal or any adjournment thereof.

“GreenHunter Permits” has the meaning specified in Section 3.10.

“GreenHunter Preferred Stock” means the preferred stock, par value $.001 per share, of GreenHunter.

“GreenHunter Preferred Stockholder Waiver and Consent” has the meaning specified in Section 5.22.

“GreenHunter Proposal” means the proposal to approve this Agreement, the Merger and actions related thereto as contemplated herein, which proposal is to be presented to the stockholders of GreenHunter and Parent in the Proxy Statement/Prospectus.

“GreenHunter Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of any of the GreenHunter Companies.

“GreenHunter Stock Option” means an option (issued and outstanding immediately prior to the Effective Time) to acquire shares of GreenHunter Common Stock granted pursuant to the GreenHunter Stock Option Plan.

“GreenHunter Subsidiary(ies)” means those entities identified as wholly owned subsidiaries of GreenHunter on the GreenHunter Disclosure Schedule.

“GreenHunter Warrant” means a common stock purchase warrant (issued and outstanding on the date hereof and at the Effective Time) representing the right to purchase shares of GreenHunter Common Stock.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Hazardous Material” means (a) any “hazardous substance,” as defined by CERCLA; (b) any “hazardous waste” or “solid waste,” in either case as defined by RCRA; (c) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any Environmental Law; (d) any radioactive material, excluding any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq.; (e) any asbestos-containing materials in any form or condition; (f) any polychlorinated biphenyls in any form or condition; or (g) petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.

“Indemnified Parties” has the meaning specified in Section 5.14(b).

“Independent Investors” has the meaning specified in Section 5.17.

“Investment Hunter Waiver” has the meaning specified in Section 5.20.

“Lien” means any lien, mortgage, security interest, pledge, deposit, production payment, restriction, burden, encumbrance, rights of a vendor under any title retention or conditional sale agreement, or lease or other arrangement substantially equivalent thereto.

“Lock Up Waiver” has the meaning specified in Section 5.22(c).

“Market Price” means the average (rounded to the second decimal place) of the per share closing sales prices of the Parent Common Stock on the OTC Bulletin Board (as reported by an authoritative source) over the 20 trading days ending on the fourth trading day preceding the Closing Date.

“Material Adverse Effect” means: (a) when used with respect to GreenHunter, a result or consequence that would reasonably be expected to materially adversely affect the condition (financial or otherwise), results of operations or business of the GreenHunter Companies (taken as a whole) or the aggregate value of their assets, except for results or consequences attributable to the effects of, or changes in, general economic or capital markets conditions or effects and changes that generally affect the renewable energy industry, such as commodity prices; and (b) when used with respect to Parent, a result or consequence that would reasonably be expected to materially adversely affect the condition (financial or otherwise), results of operations or business of the Parent Companies (taken as a whole) or the aggregate value of their assets, except for results or consequences attributable to the effects of, or changes in, general economic or capital markets conditions or effects and changes that generally affect the ethanol industry, such as commodity prices.

“Materially Adverse Provision” has the meaning specified in Section 5.2(j).

“Merger” has the meaning specified in Section 2.1.

“Merger Sub” means OEI Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.

“Merger Sub Common Stock” means the common stock, par value $0.01 per share, of Merger Sub.

“NGCL” means the General Corporation Law of Nevada.

“Parent” has the meaning specified in the introductory paragraph of this Agreement.

“Parent Benefit Program or Agreement” has the meaning specified in Section 4.18(a).

“Parent Bank Credit Agreements” means (a) the Gateway Ethanol, LLC senior debt payable to Dougherty Funding, (b) Gateway Ethanol, LLC Tax Increment Financing payable to Dougherty funding, (c) Gateway Ethanol, LLC subordinated debt payable to Lurgi, PSI, (d) Gateway Ethanol, LLC Working Capital agreement funded through Noble Americas and (e) the senior convertible debt of Orion Ethanol, Inc.

“Parent Certificate” means a certificate representing shares of Parent Common Stock.

“Parent Certificate of Designation” means that certain certificate of designation, substantially in the form attached hereto as Exhibit A, which shall be adopted by Parent and designate the number, rights, preferences and privileges of Parent Preferred Stock, known as “2007 Series A 8% Convertible Preferred Stock”, pursuant to Section 2.4(c)(v).

“Parent Charter Amendment” means the amendment of the Articles of Incorporation of Parent to increase the number of shares of Parent Common Stock from 100,000,000 to 200,000,000, as contemplated by the Parent Proposal and this Agreement.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Companies” means Parent and each of the Parent Subsidiaries.

“Parent Convertible Senior Notes” means the $12,430,000 aggregate principal amount of convertible senior notes issued by the Parent on November 3, 2006.

“Parent Disclosure Schedule” means the Parent Disclosure Schedule attached hereto and any documents listed on such Parent Disclosure Schedule or expressly incorporated therein by reference.

“Parent Employee Benefit Plans” has the meaning specified in Section 4.18(a).

“Parent ERISA Affiliate” has the meaning specified in Section 4.18(a).

“Parent Financial Statements” means the audited and unaudited consolidated financial statements of Parent and its subsidiaries (including the related notes) included (or incorporated by reference) in Parent’s Annual Report on Form 10-KSB for the year ended December 31, 2006, as filed with the SEC, as well as the unaudited consolidated financial statements of Parent and its subsidiaries (including the related notes) included in Parent’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007, as filed with the SEC.

“Parent Material Agreement(s)” means (a) the Parent Bank Credit Agreements, (b) any hedging agreement to which any of the Parent Companies is a party or by which any of its assets is bound, (c) any agreement, contract, commitment or understanding, written or oral, granting any Person registration, purchase or sale rights with respect to any security of any Parent Company, (d) any agreement, contract, commitment or understanding, written or oral, granting any Person a right of indemnification and/or contribution by any Parent Company, (e) any voting agreement relating to any security of any Parent Company, and/or (f) any other written or oral agreement, contract, commitment or understanding to which any of the Parent Companies is a party, by which any of the Parent Companies is directly or indirectly bound, or to which any asset of any of the Parent Companies may be subject, outside the ordinary course of business of the Parent Companies, in each case as amended or supplemented.

“Parent Meeting” means the meeting of the stockholders of Parent called for the purpose of voting on the Parent Proposal, or any adjournment thereof.

“Parent Permits” has the meaning specified in Section 4.11.

“Parent Plan” has the meaning specified in Section 4.18(a).

“Parent Preferred Stock” means the preferred stock, par value $.001 per share, of Parent.

“Parent Proposal” means the proposal to amend the Articles of Incorporation of Parent in order to permit Parent to issue shares of Parent Common Stock and Parent Preferred Stock pursuant to this Agreement, which proposal is to be presented to the stockholders of Parent pursuant to the Proxy Statement/Prospectus.

“Parent Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative of Parent or its subsidiaries.

“Parent SEC Documents” has the meaning specified in Section 4.6.

“Parent Subsidiary(ies)” means those entities identified as wholly owned subsidiaries of Parent on the Parent Disclosure Schedule.

“Parties” has the meaning specified in the Recitals to this Agreement.

“Permitted Encumbrances” means: (a) Liens for Taxes, assessments or other governmental charges or levies if the same shall not at the particular time in question be due and delinquent or (if foreclosure, distraint, sale or other similar proceedings shall not have been commenced or, if commenced, shall have been stayed) are being contested in good faith by appropriate proceedings, provided that appropriate and adequate reserves with respect thereto have been established and maintained in accordance with GAAP; (b) Liens of carriers, warehousemen, mechanics, laborers, materialmen, landlords, vendors, workmen and operators arising by operation of law in the ordinary course of business or by a written agreement existing as of the date hereof and necessary or incident to the renewable energy business and ethanol business of the GreenHunter Companies and the Parent Companies, respectively, and related facilities and assets for sums not yet due or being contested in good faith by appropriate proceedings, if any of the GreenHunter Companies or the Parent Companies, as applicable, shall have set aside on its books such reserves (segregated to the extent required by sound accounting practices) as may be required by or consistent with GAAP and, whether reserves are set aside or not, are listed on the applicable Disclosure Schedule, to the extent that such are in existence as of the date hereof; (c) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than ERISA) which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the GreenHunter Companies or the Parent Companies, as applicable; (d) Liens incurred in the ordinary course of business to secure the performance of bids, tenders, trade contracts, leases, statutory obligations, surety and appeal bonds, performance and repayment bonds and other obligations of a like nature which would not and will not, individually or in the aggregate, result in a Material Adverse Effect on the GreenHunter Companies or the Parent Companies, as applicable; (e) Liens, easements, rights-of-way, restrictions, servitudes, permits, conditions, covenants, exceptions, reservations and other similar encumbrances incurred in the ordinary course of business or existing on-property and not materially impairing the value of the assets of any of the GreenHunter Companies or any of the Parent Companies, as applicable, or interfering with the ordinary conduct of the business of any of the GreenHunter Companies or any of the Parent Companies, as applicable, or rights to any of their assets; (f) all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities to the extent customarily obtained subsequent to closing; (g) any defects, irregularities or deficiencies in title to easements, rights-of-way or other surface use agreements that do not materially adversely affect the value of any asset of any of the GreenHunter Companies or any of the Parent Companies, as applicable, by an amount in excess of $25,000, individually, or $75,000 in the aggregate; (h) as applicable to the Parent Companies, Liens arising under or created pursuant to the Parent Bank Credit Agreements; (i) Liens described on the applicable Disclosure Schedule; and (j) defects in title assumed or waived in the ordinary course of business which would not, individually or in the aggregate, result in a Material Adverse Effect on the GreenHunter Companies or the Parent Companies, as applicable.

“Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

“Proxy Statement/Prospectus” means a joint proxy statement in definitive form relating to the GreenHunter Meeting and the Parent Meeting, which proxy statement will be included in the prospectus contained in the Registration Statement.

“Registration Statement” means the Registration Statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock pursuant to the Merger.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SoCal Consent” has the meaning specified in Section 5.21.

“Superior Proposal” has the meaning specified in Section 5.4(d).

“Surviving Corporation” has the meaning specified in Section 2.2.

“Tax Returns” has the meaning specified in Section 3.15(a).

“Taxes” means all taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or fees, including income, gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, federal royalty, license, payroll, transaction, capital, net worth and franchise taxes, estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes and other governmental taxes imposed or payable to the United States or any state, local or foreign governmental subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such tax, including penalties for the failure to file any Tax Return or report, and shall also include all transferee, successor, joint and several, contractual or other liability (including liability arising by operation of law or pursuant to Treasury Regulation Section 1.1502-6 (or any similar foreign, state or local provision)) in respect of any of the items described above.

“Third-Party Consent” means the consent or approval of any Person other than any of the GreenHunter Companies, any of the Parent Companies or any Governmental Authority.

“West LB Engagement Letter” has the meaning specified in Section 5.2(j).

1.2 References and Titles. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing Party shall mean that responsible officers of such Party, individually or collectively, either (a) know that the matter being represented and warranted is true and accurate or (b) have no reason, after reasonable inquiry, to believe that the matter being represented and warranted is not true and accurate.

ARTICLE 2

THE MERGER

2.1 The Merger. Subject to the terms and conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into GreenHunter in accordance with the provisions of this Agreement. Such merger is referred to herein as the “Merger.”

2.2 Effect of the Merger. Upon the effectiveness of the Merger, the separate existence of Merger Sub shall cease and GreenHunter, as the surviving corporation in the Merger (the “Surviving Corporation”), shall continue its corporate existence under the laws of the State of Delaware, as the wholly-owned subsidiary of Parent. The Merger shall have the effects specified in this Agreement and the DGCL

2.3 Governing Instruments, Directors and Officers of the Surviving Corporation.

(a) The certificate of incorporation of GreenHunter, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until duly amended in accordance with its terms and applicable law.

(b) The bylaws of GreenHunter, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until duly amended in accordance with their terms and applicable law.

(c) The directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and by-laws of the Surviving Corporation and applicable law, and as required by this Agreement.

2.4 Effect on Securities.

(a) Conversion of Merger Sub Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one share of common stock of the Surviving Corporation and each certificate evidencing ownership of any such shares shall continue to evidence ownership of the same number of shares of the capital stock of the Surviving Corporation.

(b) Parent Capital Stock. At the Effective Time, each share of Parent capital stock then issued and outstanding shall remain issued, outstanding and unchanged.

(c) GreenHunter Securities.

(i) Conversion of GreenHunter Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.5(e)), each share of GreenHunter Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of GreenHunter Common Stock held by Dissenting Stockholders) shall be converted into the right to receive shares of validly issued, fully paid and nonassessable Parent Common Stock, with each such share of GreenHunter Common Stock being converted into that number of shares of Parent Common Stock equal to the Conversion Number. Each share of GreenHunter Common Stock, when so converted, shall automatically be cancelled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock to be issued in exchange therefor (along with any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.5(e) and/any unpaid dividends and distributions with respect to such shares of Parent Common Stock as provided in Section 2.5(c)), without interest, upon the surrender of such certificate in accordance with Section 2.5.

(ii) GreenHunter Treasury Stock. At the Effective Time, by virtue of the Merger, all shares of GreenHunter Capital Stock that are issued and held as treasury stock shall be cancelled and retired and shall cease to exist, and no shares of Parent Common Stock or other consideration shall be paid or payable in exchange therefor.

(iii) GreenHunter Stock Options. The Parties acknowledge that each GreenHunter Stock Option shall be or become fully vested prior to the Effective Time. If this Agreement is terminated, all GreenHunter Stock Options that were otherwise unvested shall return to their original status. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each GreenHunter Stock Option shall be assumed by Parent as options to purchase Parent Common Stock under a new or existing stock option plan of Parent and shall be exercisable on the same terms and conditions as apply immediately prior to the Effective Time, except that each GreenHunter Stock Option shall be exercisable for that number of shares of Parent Common Stock into which the number of shares of GreenHunter Common Stock subject to such GreenHunter Stock Option immediately prior to the Effective Time would be converted under Section 2.4(c)(i), and the exercise price shall be adjusted to be proportionally equivalent to the exercise price under each respective GreenHunter Stock Option.

(iv) GreenHunter Warrants. All GreenHunter Warrants shall remain outstanding following the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of GreenHunter or any holder thereof, each GreenHunter Warrant shall be assumed by Parent and shall be exercisable on the same terms and conditions as apply immediately prior to the Effective Time, except that each GreenHunter Warrant shall be exercisable for that number of shares of Parent Common Stock into which the number of shares of GreenHunter Common Stock subject to such GreenHunter Warrant immediately prior to the Effective Time would be converted under Section 2.4(c)(i), and the exercise price shall be adjusted to be proportionally equivalent to the exercise price under each respective GreenHunter Warrant.

(v) GreenHunter Preferred Stock. Parent shall take all necessary and appropriate corporate actions to amend Parent’s Articles of Incorporation to designate a new series of preferred stock of Parent (“Parent Preferred Stock”) known as “2007 Series A 8% Convertible Preferred Stock” with rights, preferences and privileges that are substantially identical to the rights, preferences and privileges of the holders of GreenHunter Preferred Stock, except that the number of shares of Parent Common Stock into which each share of Parent Preferred Stock is convertible immediately after the Effective Time shall be equal to the number of shares of GreenHunter Common Stock into which a share of GreenHunter Preferred Stock was convertible immediately prior to the Effective Time multiplied by the Conversion Number. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to the provisions of Section 2.5(e)), each share of GreenHunter Preferred Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of GreenHunter Preferred Shares held by Dissenting Stockholders) shall be converted into the right to receive one share of validly issued, fully paid and nonassessable Parent Preferred Stock. Each share of GreenHunter Preferred Stock, when so converted, shall automatically be cancelled and retired, shall cease to exist and shall no longer be outstanding; and the holder of any certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Preferred Stock to be issued in exchange therefor (along with any cash in lieu of fractional shares of Parent Preferred Stock as provided in Section 2.5(e)), without interest, upon the surrender of such certificate in accordance with Section 2.5.

(vi) The Investment Hunter Note. At the Effective Time, by virtue of the Merger and without any action on the part of GreenHunter or any holder thereof, that certain note dated January 1, 2007 made by GreenHunter in favor of Investment Hunter, LLC (the “Investment Hunter Note”) shall be assumed by Parent on the same terms and conditions as apply immediately prior to the Effective Time, except that the number of shares of Parent Common Stock into which the Investment Hunter Note is convertible immediately after the Effective Time shall be equal to the number of shares of GreenHunter Common Stock into which a share of GreenHunter Common Stock was convertible immediately prior to the Effective Time multiplied by the Conversion Number.

(vii) Shares of Dissenting Stockholders. Any issued and outstanding shares of GreenHunter Common Stock or GreenHunter Preferred Stock held by a Dissenting Stockholder shall be converted into the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the DGCL; provided, however, shares of GreenHunter Common Stock or GreenHunter Preferred Stock outstanding at the Effective Time and held by a Dissenting Stockholder who shall, after the Effective Time, withdraw his demand for appraisal or lose his right of appraisal as provided in the DGCL, shall be deemed to be converted, as of the Effective Time, into the right to receive the shares of Parent Common Stock or Parent Preferred Stock, as the case may be, and the cash payment in lieu of fractional shares as provided in Section 2.5(e) (without interest) specified in Section 2.4(c)(i) in accordance with the procedures specified in Section 2.5(c). GreenHunter shall give Parent (A) prompt notice of any written demands for appraisal, withdrawals of demands for appraisal and any other instruments served pursuant to the DGCL received by GreenHunter, and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. GreenHunter will not voluntarily make any payment with respect to any demands for appraisal and will not, except with the prior written consent of Parent, settle or offer to settle any such demands.

2.5 Exchange of Certificates.

(a) Exchange Fund. Immediately after the Effective Time, Parent shall deposit with the Exchange Agent (a) cash that may be issued in lieu of fractional shares, and (b) for the benefit of the holders of shares of GreenHunter Common Stock and GreenHunter Preferred Stock, and for exchange in accordance with this Agreement, certificates representing the shares of Parent Common Stock and Parent Preferred Stock to be issued, in exchange for shares of GreenHunter Common Stock and GreenHunter Preferred Stock pursuant to Section 2.4(c)(i) and Section 2.4(c)(v), respectively. Such cash in lieu of fractional shares and shares of Parent Common Stock and Parent Preferred Stock, together with any dividends or distributions with respect thereto (as provided in Section 2.5(c)), are referred to herein as the “Exchange Fund.” The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Common Stock and Parent Preferred Stock to be issued pursuant to Sections 2.4(c)(i) and 2.4(c)(v), respectively, out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock or Parent Preferred Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of Persons entitled thereto.

(b) Exchange Procedures.

(i) As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a GreenHunter Certificate that, immediately prior to the Effective Time, represented shares of GreenHunter Common Stock or GreenHunter Preferred Stock, which was converted into the right to receive Parent Common Stock or Parent Preferred Stock pursuant to Sections 2.4(c)(i) and 2.4(c)(v), respectively, (a) a letter of transmittal to be used to effect the exchange of such GreenHunter Certificate for a Parent Certificate (and cash in lieu of fractional shares), along with instructions for using such letter of transmittal to effect such exchange, and (b) a certificate in customary form stating that such holder is not a “foreign person” within the meaning of Code Section 1445 (the “FIRPTA Certificate”). The letter of transmittal (or the instructions thereto) shall specify that delivery of any GreenHunter Certificate shall be effected, and risk of loss and title thereto shall pass, only upon delivery of such GreenHunter Certificate to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify.

(ii) Upon surrender to the Exchange Agent of a GreenHunter Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other required documents (including, in the case of any Person constituting an “affiliate” of GreenHunter for purposes of Rule 145(c) and (d) under the Securities Act, a written agreement from such Person as described in Section 5.10, if not theretofore delivered to Parent): (A) the holder of such GreenHunter Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock and/or Parent Preferred Stock, as the case may be, that such holder has the right to receive pursuant to Section 2.4(c)(i) and/or Section 2.4(c)(v), respectively, any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.5(e), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.5(c) (in each case, after giving effect to any required withholding of taxes); and (B) the GreenHunter Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of GreenHunter Certificates.

(iii) In the event of a transfer of ownership of GreenHunter Common Stock or GreenHunter Preferred Stock that is not registered in the transfer records of GreenHunter, a Parent Certificate representing the appropriate number of shares of Parent Common Stock or Parent Preferred Stock, as the case may be, (along with any cash in lieu of fractional shares and any unpaid dividends and distributions that such holder has the right to receive) may be issued or paid to a transferee if the GreenHunter Certificate representing such shares of GreenHunter Common Stock or GreenHunter Preferred Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, including such signature guarantees as Parent or the Exchange Agent may request, and to evidence that any applicable stock transfer taxes have been paid.

(iv) Until surrendered as contemplated by this Section 2.5(b), each GreenHunter Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a Parent Certificate representing shares of Parent Common Stock or Parent Preferred Stock as provided in Sections 2.4(c)(i) and 2.4(c)(v), respectively (along with any cash in lieu of fractional shares and any unpaid dividends and distributions).

(c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock or Parent Preferred Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered GreenHunter Certificate. Subject to the effect of applicable laws: (i) at the time of the surrender of a GreenHunter Certificate for exchange in accordance with the provisions of this Section 2.5, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) theretofore paid with respect to the number of whole shares of Parent Common Stock or Parent Preferred Stock that such holder is entitled to receive (less the amount of any withholding taxes that may be required to be withheld with respect thereto); and (ii) at the appropriate payment date, and, without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock or Parent Preferred Stock that such holder receives (less the amount of any withholding taxes that may be required to be withheld with respect thereto).

(d) No Further Ownership Rights in GreenHunter Capital Stock. All shares of Parent Capital Stock issued upon the surrender for exchange of shares of GreenHunter Capital Stock in accordance with the terms hereof (including any cash paid pursuant to Section 2.5(c) or (e)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of GreenHunter Capital Stock. After the Effective Time, there shall be no further registration of transfers on the Surviving Corporation’s stock transfer books of the shares of GreenHunter Capital Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a GreenHunter Certificate is presented to the Surviving Corporation for any reason, it shall be cancelled and exchanged as provided in this Section 2.5.

(e) Treatment of Fractional Shares. No Parent Certificates or scrip representing fractional shares of Parent Common Stock or Parent Preferred Stock shall be issued in the Merger and, except as provided in this Section 2.5(e), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which a holder of GreenHunter Common Stock would otherwise be entitled, such holder, upon surrender of a GreenHunter Certificate as described in this Section 2.5, shall be paid an amount in cash (without interest) determined by multiplying (i) the Market Price by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, in which case Parent shall make available to the Exchange Agent, without regard to any other cash being provided to the Exchange Agent, the amount of cash necessary to make such payments. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding for purposes of simplifying the corporate and accounting complexities which would otherwise be caused to Parent by the issuance of fractional shares.

(f) Termination of Exchange Fund. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this Section 2.5 that remains unclaimed by the former stockholders of GreenHunter for a period of one year following the Effective Time shall be delivered to Parent, upon demand. Thereafter, any former stockholders of GreenHunter who have not theretofore complied with the provisions of this Section 2.5 shall look only to Parent for payment of their claim for Parent Common Stock and Parent Preferred Stock, any cash in lieu of fractional shares of Parent Common Stock and Parent Preferred Stock and any dividends or distributions with respect to Parent Common Stock and Parent Preferred Stock (all without interest).

(g) No Liability. Neither Parent, GreenHunter, the Surviving Corporation, the Exchange Agent nor any other Person shall be liable to any former holder of shares of GreenHunter Capital Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law. Any amounts remaining unclaimed by former holders of GreenHunter Capital Stock for a period of three years following the Effective Time (or such earlier date immediately prior to the time at which such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(h) Lost, Stolen, or Destroyed GreenHunter Certificates. If any GreenHunter Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such GreenHunter Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claims that may be made against it with respect to such GreenHunter Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed GreenHunter Certificate the shares of Parent Common Stock (along with any cash in lieu of fractional shares pursuant to Section 2.5(e) and any unpaid dividends and distributions pursuant to Section 2.5(c)) deliverable with respect thereto pursuant to this Agreement.

2.6 Closing. The Closing shall take place on the Closing Date at such time and place as is agreed upon by Parent and GreenHunter.

2.7 Effective Time of the Merger. The Merger shall become effective immediately when the Certificate of Merger is accepted for filing by the Secretary of State of Delaware, or at such time thereafter as is provided in the Certificate of Merger (the “Effective Time”). As soon as practicable after the Closing, the Certificate of Merger shall be filed, and the Effective Time shall occur, on the Closing Date; provided, however, that the Certificate of Merger may be filed prior to the Closing Date or prior to the Closing so long as it provides for an effective time that occurs on the Closing Date immediately after the Closing. Prior to the Effective Time and effective as of the Effective Time, Parent will also file the Parent Charter Amendment and the Parent Certificate of Designation with the Secretary of State of Nevada.

2.8 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and GreenHunter shall use all reasonable efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of either of Merger Sub or GreenHunter, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action.

2.9 Plan of Reorganization. This Agreement constitutes a “plan of reorganization”, within the meaning of Treasury Regulation section 1.368-2(g).

2.10 Required Withholding. Parent, Merger Sub and the Exchange Agent shall be entitled to deduct and withhold from any consideration to be paid or delivered herein such amounts as they may be required to deduct and withhold from such payment under any applicable Laws, and shall deduct and withhold an amount equal to the amounts specified under Code section 1445 if a person does not duly execute and deliver the FIRPTA Certificate, which FIRPTA Certificate shall set forth all of the information required by, and otherwise be executed in accordance with, Treasury Regulation sections 1.1445-2(b)(2). If Parent, Merger Sub or the Exchange Agent, as the case may be, so deducts or withholds any such amounts, such amounts shall be treated for all purposes as having been paid to the Person in respect of whom Parent, Merger Sub or Exchange Agent, as the case may be, made such deduction and withholding

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF GREENHUNTER

GreenHunter hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization. Each of the GreenHunter Companies: (a) is a corporation or limited liability company, duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted; and (c) is duly qualified to do business as a foreign corporation or limited liability company and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or limited liability company or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on GreenHunter). Accurate and complete copies of the certificate of incorporation, bylaws, minute books and/or other organizational documents of each of the GreenHunter Companies have heretofore been delivered to Parent. GreenHunter has no corporate or other subsidiaries other than the GreenHunter Subsidiaries.

3.2 Other Equity Interests. None of the GreenHunter Companies owns any equity interest in any general or limited partnership, corporation, limited liability company or joint venture other than the GreenHunter Companies and as set forth on the GreenHunter Disclosure Schedule, and that do not entail any material liabilities.

3.3 Authority and Enforceability. GreenHunter has the requisite corporate power and authority to enter into and deliver this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the GreenHunter Proposal by the stockholders of GreenHunter) to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and (with respect to consummation of the Merger, subject to the valid approval of the GreenHunter Proposal by the stockholders of GreenHunter) the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GreenHunter, including approval by the board of directors of GreenHunter, and no other corporate proceedings on the part of GreenHunter are necessary to authorize the execution or delivery of this Agreement or (with respect to consummation of the Merger, subject to the valid approval of the GreenHunter Proposal by the stockholders of GreenHunter) to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by GreenHunter and (with respect to consummation of the Merger, subject to the valid approval of the GreenHunter Proposal by the stockholders of GreenHunter and assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub) constitutes a valid and binding obligation of GreenHunter, enforceable against GreenHunter in accordance with its terms.

3.4 No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by GreenHunter with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of any of the GreenHunter Companies under, any provision of (a) the certificate or articles of incorporation, bylaws or any other organizational documents of any of the GreenHunter Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to any of the GreenHunter Companies, or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 3.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the GreenHunter Companies or any of their respective properties or assets, other than in the case of clause (b) or (c) above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on GreenHunter.

3.5 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to any of the GreenHunter Companies in connection with the execution and delivery of this Agreement by GreenHunter or the consummation by GreenHunter of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on GreenHunter; (b) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to applicable provisions of the DGCL; (c) the filing of a pre-merger notification report by GreenHunter as may be required under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Proxy Statement/Prospectus and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or Environmental Laws; and (f) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation. Except as set forth on the GreenHunter Disclosure Schedule, no Third-Party Consent is required by or with respect to any of the GreenHunter Companies in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on GreenHunter and (y) the valid approval of the GreenHunter Proposal by the stockholders of GreenHunter.

3.6 Financial Statements. The GreenHunter Financial Statements, which are being delivered to Parent hereunder, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in accordance with applicable requirements of GAAP, the consolidated financial position of GreenHunter and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of GreenHunter and its subsidiaries for the periods presented therein.

3.7 Capital Structure.

(a) The authorized capital stock of GreenHunter consists of 90,000,000 shares of GreenHunter Common Stock and 10,000,000 shares of GreenHunter Preferred Stock.

(b) As of the date hereof, there were (i) 17,750,000 issued and outstanding shares of GreenHunter Common Stock, (ii) 12,500 issued and outstanding shares of GreenHunter Preferred Stock, (iii) GreenHunter Stock Options relating to 3,500,000 shares of GreenHunter Common Stock that have been, or prior to the Effective Time will be, issued, and (iii) GreenHunter Warrants relating to 2,000,000 shares of GreenHunter Common Stock that were issued and outstanding. As of the date hereof, no shares of GreenHunter Common Stock or GreenHunter Preferred Stock were held by GreenHunter as treasury stock. As of the date hereof, 72,250,000 shares of GreenHunter Common Stock and 9,987,500 shares of GreenHunter Preferred Stock are authorized but unissued.

(c) Except as set forth in Section 3.7(b) and the convertible promissory note dated January 1, 2007 made by GreenHunter in favor of Investment Hunter, LLC, there are outstanding (i) no shares of capital stock or other voting securities of GreenHunter, (ii) no securities of GreenHunter or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of GreenHunter, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which GreenHunter is a party or by which it is bound obligating GreenHunter to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of GreenHunter (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of GreenHunter) or obligating GreenHunter to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(d) All outstanding shares of GreenHunter capital stock are validly issued, fully paid and nonassessable and not subject to any preemptive right.

(e) All outstanding shares of capital stock and other voting securities of each of the corporate GreenHunter Subsidiaries are (i) validly issued, fully paid and nonassessable and not subject to any preemptive right, and (ii) owned solely by the GreenHunter Companies, free and clear of all Liens, claims and options of any nature (except for Permitted Encumbrances). There are outstanding (y) no securities of any GreenHunter Subsidiary or any other Person convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such GreenHunter Subsidiary, and (z) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any GreenHunter Subsidiary is a party or by which it is bound obligating such GreenHunter Subsidiary to issue, deliver, sell, purchase, redeem or acquire shares of capital stock, other voting securities or other equity interests of such GreenHunter Subsidiary (or securities convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such GreenHunter Subsidiary) or obligating any GreenHunter Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(f) Except as set forth in the GreenHunter Disclosure Schedule, there is no stockholder agreement, voting trust or other agreement or understanding to which GreenHunter is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the GreenHunter Companies, or any agreement obligating GreenHunter or any GreenHunter Subsidiary to file a registration statement with the U.S. Securities and Exchange Commission to register any shares of capital stock of GreenHunter or any of the GreenHunter Companies.

(g) As of the date hereof, no dividends have cumulated and/or are payable, or will be payable and/or cumulated in respect of shares of capital stock of GreenHunter or any of the GreenHunter Subsidiaries except for dividends payable on shares of GreenHunter Preferred Stock.

3.8 No Undisclosed Liabilities. There are no liabilities of any of the GreenHunter Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on GreenHunter, other than (a) liabilities adequately provided for in the GreenHunter Financial Statements, (b) liabilities incurred in the ordinary course of business subsequent to December 31, 2006, (c) liabilities under this Agreement, and (d) liabilities and off-balance sheet arrangements set forth on the GreenHunter Disclosure Schedule.

3.9 Absence of Certain Changes or Events. Except as set forth in the GreenHunter Disclosure Schedule or as specifically contemplated by this Agreement, since December 31, 2006, none of the GreenHunter Companies has done any of the following:

(a) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

(b) Paid or declared any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other securityholders, made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

(c) Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

(d) Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;

(e) Amended its certificate of incorporation, bylaws or other organizational documents;

(f) Made or permitted any amendment, supplement, modification or termination of, or any acceleration under, any GreenHunter Material Agreement;

(g) Sold, leased, transferred, assigned or otherwise disposed of (i) any asset of GreenHunter that, individually or in the aggregate, had a value of $100,000 or more (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business);

(h) Made any investment in or contribution, payment, advance or loan to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto, less than $100,000 in the aggregate, made in the ordinary course of business and consistent with past practices);

(i) Paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with, any of its Affiliates other than the GreenHunter Companies;

(j) Made a material change in any of the accounting principles followed by it or the method of applying such principles, except for any such change required by reason of a concurrent change in GAAP, or as required by the Public Company Accounting Oversight Board, by Regulation S-X under the Exchange Act, or interpretations of GAAP as announced by the Financial Accounting Standards Board (as agreed to by the Company’s independent auditor).

(k) Entered into any material transaction (other than this Agreement) except in the ordinary course of business and consistent with past practices;

(l) Increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plan or arrangement or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officer, director or employee of any of the GreenHunter Companies (except in the ordinary course of business);

(m) Issued any note, bond or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $100,000 in the aggregate;

(n) Delayed or postponed the payment of accounts payable or other liabilities (except in the ordinary course of business);

(o) Canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $100,000 in the aggregate (except in the ordinary course of business);

(p) Issued, sold, or otherwise disposed of any of its capital stock or other equity interest or granted any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interest;

(q) Made any loan to, or entered into any other transaction with, any of its directors, officers or employees (except in the ordinary course of business and not involving more than $50,000 in the aggregate);

(r) Made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

(s) Made or committed to make capital expenditures in excess of $500,000 in the aggregate;

(t) Prepared or filed any Tax Return that is inconsistent with past practice, and in addition (i) no position has been taken, election made or revoked, or method adopted that is inconsistent with positions taken, elections made or revoked, or methods used in preparing or filing similar Tax Returns in prior periods, (ii) no Tax sharing agreement or arrangement, Tax indemnity contract or similar contract or arrangement has been entered into, amended or modified, and no payments under any Tax sharing agreement or arrangement, Tax indemnity contract or similar contract have been made that are outside the ordinary course of business, inconsistent with past practice or inconsistent with the terms thereof, (iii) none of the GreenHunter Companies have made any change to any of their respective methods of accounting or methods of reporting income or deductions for Tax purposes from those employed in the preparation of their respective Tax Returns most recently filed prior to January 1, 2007; (iv) there has been no settlement or compromise of any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; and (v) there has been no agreement, whether oral or written, by any of the GreenHunter Companies to do any of the foregoing;

(u) Entered into an agreement with any third party pursuant to which GreenHunter became obligated or will become obligated to file a registration statement with the U.S. Securities and Exchange Commission to register any shares of capital stock of GreenHunter or any GreenHunter Subsidiary.

(v) Otherwise been involved in any other material occurrence, event, incident, action, failure to act, or transaction involving any of the GreenHunter Companies (except in the ordinary course of business);

(w) Agreed, whether in writing or otherwise, to do any of the foregoing; or

(x) Suffered any Material Adverse Effect (other than changes or trends, including changes or trends in commodity prices, or changes in applicable laws (including laws relating to Taxes) or government subsidies or programs, in each case generally prevalent in or affecting the renewable energy industry).

3.10 Compliance with Laws, Material Agreements and Permits. None of the GreenHunter Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate of incorporation, bylaws or other organizational documents, (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority, or (c) any GreenHunter Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on GreenHunter. Each of the GreenHunter Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets (“GreenHunter Permits”), except for GreenHunter Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on GreenHunter. None of the GreenHunter Permits will be adversely affected by the consummation of the transactions contemplated under this Agreement or requires any filing or consent in connection therewith. Each of the GreenHunter Companies is in compliance with the terms of its GreenHunter Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on GreenHunter. No investigation or review by any Governmental Authority with respect to any of the GreenHunter Companies is pending or, to the knowledge of GreenHunter, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on GreenHunter. To the knowledge of GreenHunter, no other party to any GreenHunter Material Agreement is in material breach of the terms, provisions or conditions of such GreenHunter Material Agreement.

3.11 Governmental Regulation. No GreenHunter Company is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

3.12 Litigation. No litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of GreenHunter, threatened against any of the GreenHunter Companies or their respective assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on GreenHunter; and (b) no GreenHunter Company is subject to any outstanding injunction, judgment, order, decree or ruling. There is no litigation, proceeding or investigation pending or, to the knowledge of GreenHunter, threatened against or affecting any of the GreenHunter Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by GreenHunter in connection with the transactions contemplated hereby.

3.13 No Restrictions. Other than as set forth on the GreenHunter Disclosure Schedule, none of the GreenHunter Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness (i) reflected in the GreenHunter Financial Statements or (ii) incurred in the ordinary course of business since December 31, 2006), unless such indebtedness would not, individually or in the aggregate, result in a Material Adverse Effect on the GreenHunter Companies; (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than advances in the ordinary course of business); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than (i) guaranties undertaken in the ordinary course of business and (ii) the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

3.14 Tax Audits and Settlements. None of the GreenHunter Companies is a party or subject to any unresolved or incomplete Tax audit or settlement.

3.15 Taxes.

(a) Each of the GreenHunter Companies and each affiliated, combined or unitary group of which any such entity is or was a member has (i) timely filed all federal, state, local and foreign returns, declarations, reports, estimates, information returns and statements (including any related or supporting information or schedule or other attachment thereto) (“Tax Returns”) required to be filed by, or on behalf of, it with respect to any Taxes, and all such Tax Returns are true, correct and complete in all material respects, (ii) timely paid all Taxes that are due and payable (except for Taxes that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP) and for which any of the GreenHunter Companies may be liable, (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and (iv) timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over, except where the failure to file, pay, comply with or withhold would not individually or in the aggregate have a Material Adverse Effect on any of the GreenHunter Companies.

(b) Except as set forth in the GreenHunter Disclosure Schedule: (i) no audits or other administrative or court proceedings are presently pending or threatened with regard to any federal, state, local or foreign income or franchise Taxes or any other material Taxes for which any of the GreenHunter Companies may be liable; (ii) there are no pending requests for Tax rulings from any Governmental Authority, no outstanding subpoenas or requests for information by any Governmental Authority with respect to any Taxes, no proposed reassessments by any Governmental Authority of any property owned or leased, and no agreements in effect to extend the time to file any Tax Return or the period of limitations for the assessment or collection of any Taxes for which any of the GreenHunter Companies may be liable; and (iii) neither the IRS nor any other Tax authority has asserted any claim against any of the GreenHunter Companies for Taxes or is threatening to assert any claims against any of the GreenHunter Companies for Taxes.

(c) Except as set forth in the GreenHunter Disclosure Schedule: (i) there are no Liens on any of the assets of the GreenHunter Companies for unpaid Taxes, other than Liens for Taxes not yet due and payable; (ii) no GreenHunter Company has any liability under Treasury Regulation § 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than the affiliated group of which GreenHunter is currently the common parent corporation; and (iii) no GreenHunter Company is or has been a party to any Tax sharing agreement or arrangement between related corporations.

(d) The amount of liability for unpaid Taxes of the GreenHunter Companies does not, as of March 31, 2007, in the aggregate, materially exceed the amount of the liability accruals for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the GreenHunter Financial Statements and does not currently exceed the amount of such accruals as adjusted for operations and transactions in the ordinary course of business of the GreenHunter Companies on or before the Closing Date.

(e) GreenHunter has delivered to Parent true and complete copies of all income or franchise Tax Returns, and made available to Parent true and complete copies of all other Tax Returns, filed by or on behalf of the GreenHunter Companies with respect to any Taxes, and has delivered to Parent all Tax audit reports, work papers, statements of deficiencies, and closing or other agreements with respect thereto, in each case with respect to any Tax period ending at any time during calendar year 2006.

(f) The books and records of each of the GreenHunter Companies contain accurate and complete information with respect to: (i) all material Tax elections in effect with respect to the GreenHunter Companies; (ii) the current Tax basis of the assets of the GreenHunter Companies; (iii) any excess loss accounts of the GreenHunter Companies; (iv) the current and accumulated earnings and profits of the GreenHunter Companies; (v) the net operating losses and net capital losses of the GreenHunter Companies, the years that such net operating and net capital losses expire, and any restrictions to which such net operating and net capital losses are subject under any provision of the Code or consolidated return regulations; (vi) Tax credit carryovers of the GreenHunter Companies; and (vii) any overall foreign losses to the GreenHunter Companies under Section 904(f) of the Code.

(g) No claim has been made by a Tax authority in a jurisdiction where any of the GreenHunter Companies does not file Tax Returns that any of the GreenHunter Companies is or may be subject to Taxation by that jurisdiction.

(h) None of the GreenHunter Companies will be required to include any item of income in, exclude any item of deduction from, or otherwise adjust, taxable income for any Tax period ending after the Closing Date as a result of any : (i) change in method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) agreement with a Tax authority relating to Taxes executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing Date; (iv) completed contract method of accounting or other method of accounting applicable to long-term contracts (or any comparable provisions of state, local or foreign law); (v) prepaid amount received on or prior to the Closing Date; (vi) adjustment pursuant to Code section 481 (or comparable provision of state or local Law); or (vii) other Tax positions, elections or methods taken, made, or used by any of the GreenHunter Companies having the effect of either deferring taxable income to Tax periods or portions thereof ending after the Closing Date or accelerating deductions to Tax periods or portions thereof ending on or prior to the Closing Date.

(i) For U.S. federal income Tax and all applicable state income Tax purposes, Wind Hunter, LLC is currently disregarded as an entity separate from its owner, and at all times since its inception has been classified for all such purposes as a partnership or disregarded as an entity separate from its owner; and none of Wind Haven, LLC, GreenHunter or any owner of a membership interest in Wind Haven, LLC has made any election, taken any action or filed or furnished any Tax Return on a basis that is inconsistent with the foregoing.

3.16 Employee Benefit Plans.

(a) Other than as set forth on the GreenHunter Disclosure Schedule, neither GreenHunter nor any of the GreenHunter Companies nor any trade or business of any of the GreenHunter Companies, whether or not incorporated, that would be considered an ERISA Affiliate under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA has: (i) an “employee benefit plan,” as such term is defined in Section 3(3) of ERISA; or (ii) a personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding.

(b) No employee is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor for workers’ compensation benefits.

(c) Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of any of the GreenHunter Companies.

3.17 Employment Contracts and Benefits. None of the GreenHunter Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any of the GreenHunter Companies or any other Person; and no employee of any of the GreenHunter Companies or any other Person owns, or has any right granted by any of the GreenHunter Companies to acquire, any interest in any of the assets or business of any of the GreenHunter Companies.

3.18 Labor Matters.

(a) No employees of any of the GreenHunter Companies are represented by any labor organization. No labor organization or group of employees of any of the GreenHunter Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To GreenHunter’s knowledge, there are no organizing activities involving any of the GreenHunter Companies pending with any labor organization or group of employees of any of the GreenHunter Companies.

(b) Each of the GreenHunter Companies is in compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of income Tax withholding, Social Security Taxes, Medicare Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on GreenHunter.

3.19 Accounts Receivable. All of the accounts, notes and loans receivable that have been recorded on the books of the GreenHunter Companies are bona fide and represent accounts, notes and loans receivable validly due for goods sold or services rendered and are reasonably expected to be collected in full within 90 days after the applicable invoice or note maturity date (other than such accounts, notes and loans receivable that, individually or in the aggregate, do not have a book value as of the date hereof in excess of $100,000). Except for Permitted Encumbrances, all of such accounts, notes and loans receivable are free and clear of any and all Liens and other adverse claims and charges, and none of such accounts, notes or loans receivable is subject to any offset or claim of offset. None of the obligors on such accounts, notes or loans receivable has given notice to any of the GreenHunter Companies that it will or may refuse to pay the full amount or any portion thereof.

3.20 Insurance. Each of the GreenHunter Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs described in the GreenHunter Disclosure Schedule) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the GreenHunter Companies and owning properties in the same general area in which the GreenHunter Companies conduct their businesses. GreenHunter and each of the GreenHunter Companies may terminate each of its insurance policies or binders at or after the Closing and will incur no penalties or other material costs in doing so. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and none of the GreenHunter Companies has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. There are no outstanding claims under any such policies or binders and, to the knowledge of GreenHunter, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the GreenHunter Companies that is not covered by any of such policies or binders. No notice of cancellation or non-renewal of any such policies or binders has been received. There are no performance bonds outstanding with respect to any of the GreenHunter Companies.

3.21 Intellectual Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the GreenHunter Companies or for the ownership and operation, or continued ownership and operation, of any of their assets, for which the GreenHunter Companies do not hold valid and continuing authority in connection with the use thereof. The businesses of the GreenHunter Companies, as presently conducted, do not conflict with, infringe or violate any intellectual property rights of any other Person, except where any such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect on GreenHunter.

3.22 Environmental Matters. Except as set forth in the GreenHunter Disclosure Schedule:

(a) Each of the GreenHunter Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in compliance with all Environmental Laws, other than any noncompliance that (i) is typical in the ordinary course of the renewable energy business, and (ii) would not be reasonably expected to result in a Material Adverse Effect on GreenHunter;

(b) To the knowledge of GreenHunter, none of the GreenHunter Companies has been notified by any Governmental Authority or other third party that any of the operations or assets of any of the GreenHunter Companies is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

(c) None of the GreenHunter Companies and, to the knowledge of GreenHunter, no other Person has filed any notice under any federal, state or local law indicating that (i) any of the GreenHunter Companies is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material, or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of the GreenHunter Companies;

(d) None of the GreenHunter Companies has any liability in excess of $100,000 in the aggregate in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the GreenHunter Companies, (ii) any obligations under or violations of Environmental Laws, or (iii) the use, release, storage or disposal of any Hazardous Material;

(e) None of the GreenHunter Companies has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the GreenHunter Companies;

(f) No property now or previously owned, leased or operated by any of the GreenHunter Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

(g) To the knowledge of GreenHunter, none of the GreenHunter Companies is transporting, has transported, or is arranging or has arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims in excess of $100,000 against any of the GreenHunter Companies for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h) None of the GreenHunter Companies owns or operates any underground storage tanks or solid waste storage, treatment and/or disposal facilities;

(i) To the knowledge of GreenHunter, no asbestos, asbestos containing materials or polychlorinated biphenyls are present on or at any property or facility owned, leased or operated by any of the GreenHunter Companies;

(j) None of the GreenHunter Companies is operating, or required to be operating, any of its properties or facilities under any compliance or consent order, decree or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law; and

(k) To the knowledge of GreenHunter, GreenHunter has provided or made available to Parent copies of all environmental audits, assessments and evaluations of any of the GreenHunter Companies or any of their properties or assets.

3.23 Books and Records. All books, records and files of the GreenHunter Companies: (a) have been prepared, assembled and maintained in accordance with usual and customary policies and procedures, and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the GreenHunter Companies of their respective assets.

3.24 Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of GreenHunter and for which Parent, Merger Sub or any of the Parent Companies will have any obligation or liability.

3.25 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of GreenHunter Common Stock and GreenHunter Preferred Stock (voting on an as if converted basis) is the only vote of the holders of any class or series of GreenHunter capital stock or other voting securities necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

3.26 State Takeover Laws. GreenHunter has taken all necessary action to exempt the Merger from any applicable moratorium, fair price, business combination, control share and other anti- takeover laws under the DGCL.

3.27 Non-Competition Agreements. Except as set forth in the GreenHunter Disclosure Schedule, neither GreenHunter nor the GreenHunter Companies is party to any agreement (written or oral) in the nature of a non-compete or exclusivity agreement or that otherwise limits or restricts the ability of the Parent, or would after the Closing limit or restrict the ability of the Parent, to compete or otherwise conduct its business in any manner or place.

3.28 SEC Filings. Neither GreenHunter nor any of the GreenHunter Companies has been required or is currently required to make any annual, periodic or other filings with the SEC under the Securities Act or the Exchange Act and the rules and regulations promulgated thereunder.

3.29 Fairness Opinion. GreenHunter has received from Southwest Securities, Inc., GreenHunter’s investment banker and financial advisor, a preliminary oral opinion that the Merger and the consideration to be received by holders of GreenHunter Common Stock and GreenHunter Preferred Stock in connection with the Merger is fair to such stockholders, from a financial point of view.

3.30 Voting Agreement. Simultaneously with the execution and delivery of this Agreement, Parent, Merger Sub, GreenHunter and Investment Hunter, LLC are executing and delivering a Voting Agreement substantially in the form of Exhibit B to this Agreement.

3.31 Reorganization. None of Greenhunter or any of its Affiliates has taken, agreed to take, or will take any action that could reasonably be expected to pose a material risk to the status of the Merger as a "reorganization" within the meaning of Code section 368(a). None of Greenhunter or any of its Affiliates is aware of any agreement, plan or other circumstance that is reasonably likely to prevent the Merger from constituting a "reorganization" within the meaning of Code section 368(a).

3.32 Disclosure. No representation or warranty of GreenHunter set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to GreenHunter as follows:

4.1 Organization. Each of Parent and Merger Sub: (a) is a corporation, duly organized, validly existing and in good standing under the laws of its state of incorporation, (b) has the requisite power and authority to own, lease and operate its properties and to conduct its business as it is presently being conducted, and (c) is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned or leased by it or the nature of its activities makes such qualification necessary (except where any failure to be so qualified as a foreign corporation or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent). Copies of the articles of incorporation and bylaws of each of Parent and Merger Sub have heretofore been delivered to GreenHunter, and such copies are accurate and complete as of the date hereof. Parent has no corporate or other subsidiaries other than the Parent Subsidiaries.

4.2 Other Equity Interests. None of the Parent Companies owns any equity interest in any general or limited partnership, corporation, limited liability company or joint venture other than as set forth on the Parent Disclosure Schedule (other than joint operating and other ownership arrangements and tax partnerships entered into in the ordinary course of business that, individually or in the aggregate, are not material to the operations or business of the Parent Companies, taken as a whole), and that do not entail material liabilities.

4.3 Authority and Enforceability. Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, including approval by the board of directors of Parent and the board of directors and the sole stockholder of Merger Sub, and other than the approval of the GreenHunter Proposal by the stockholders of Parent, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution or delivery of this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of GreenHunter, constitutes a valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms.

4.4 No Violations. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance by Parent and Merger Sub with the provisions hereof will not, conflict with, result in any violation of or default (with or without notice or lapse of time or both) under, give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of any of the Parent Companies under, any provision of (a) (assuming the approval of the GreenHunter Proposal by the stockholders of Parent and the filing of the Parent Charter Amendment and the Parent Certificate of Designation with the Secretary of State of Nevada pursuant to the NGCL) the certificate or articles of incorporation, bylaws or any other organizational documents of any of the Parent Companies, (b) any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or other agreement or instrument applicable to any of the Parent Companies (other than any such conflict, violation, default, right, loss or Lien that may arise under the Parent Bank Credit Agreement), or (c) assuming the consents, approvals, authorizations, permits, filings and notifications referred to in Section 4.5 are duly and timely obtained or made, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Parent Companies or any of their respective properties or assets, other than, in the case of clause (b) or (c), above, any such conflict, violation, default, right, loss or Lien that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

4.5 Consents and Approvals. No consent, approval, order or authorization of, registration, declaration or filing with, or permit from, any Governmental Authority is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated hereby, except for the following: (a) any such consent, approval, order, authorization, registration, declaration, filing or permit which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Parent; (b) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to applicable provisions of the DGCL and the filing of the Parent Charter Amendment and the Parent Certificate of Designation with the Secretary of State of Nevada pursuant to applicable provisions of the NGCL; (c) the filing of a pre-merger notification report by Parent as may be required under the HSR Act and the expiration or termination of the applicable waiting period; (d) the filing with the SEC of the Registration Statement and the filing with the SEC of the Joint Proxy Statement/Prospectus under Section 14(a) of the Exchange Act, and the rules and regulations of the SEC thereunder, and such reports under Section 13(a) of the Exchange Act and such other compliance with the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be so required; (e) any required filing with, or notice to, the Over-the-Counter Bulletin Board system maintained by the NASD relating to the shares of Parent Common Stock to be issued pursuant to the Merger and the obtaining of such approvals, if necessary, thereof; (f) such filings and approvals as may be required by any applicable state securities, “blue sky” or takeover laws or Environmental Laws; and (g) such filings and approvals as may be required by any foreign pre-merger notification, securities, corporate or other law, rule or regulation. No Third-Party Consent is required by or with respect to Parent, Merger Sub or any Parent Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (x) any such Third-Party Consent which the failure to obtain would not, individually or in the aggregate, have a Material Adverse Effect on Parent, (y) the valid approval of the GreenHunter Proposal (including the issuance of the Parent Common Stock in the Merger) by the stockholders of Parent, and (z) any consent, approval or waiver required by the terms of the Parent Bank Credit Agreement.

4.6 SEC Documents. Parent has made available to GreenHunter a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by Parent with the SEC since January 1, 2006, and prior to the date of this Agreement and any amendments thereto (the “Parent SEC Documents”), which are all the documents (other than preliminary material) that Parent was required to file with the SEC since January 1, 2006. As of their respective dates, the Parent SEC Documents (as amended) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents (as amended) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.7 Financial Statements. The Parent Financial Statements were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in accordance with applicable requirements of GAAP (in the case of the unaudited statements, subject to normal, recurring adjustments), the consolidated financial position of Parent and its subsidiaries as of their respective dates and the consolidated results of operations and the consolidated cash flows of Parent and its subsidiaries for the periods presented therein.

4.8 Capital Structure.

(a) As of the date hereof, the authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock.

(b) As of the date hereof, there are 32,661,025 shares of Parent Common Stock and no shares of Parent Preferred Stock currently issued and outstanding. 15,000,000 shares of Parent Common Stock are reserved for issuance in connection with stock options, restricted stock awards and other equity-based awards which may be granted under Parent’s 2006 Equity Incentive Plan and there are no currently outstanding options to purchase shares or awards of Parent Common Stock under such equity incentive plan and no currently exercisable warrants to purchase shares of Parent Common Stock as of the date hereof. As of the date hereof, 67,338,975 shares of Parent Common Stock and no shares of Parent Preferred Stock are authorized but unissued.

(c) Except as set forth in Section 4.8(b) or in the Parent Disclosure Schedule, there are outstanding (i) no shares of capital stock or other voting securities of Parent, (ii) no securities of Parent or any other Person convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent, and (iii) no subscriptions, options, warrants, calls, rights (including preemptive rights, commitments, understandings or agreements to which Parent is a party or by which it is bound) obligating Parent to issue, deliver, sell, purchase, redeem or acquire shares of capital stock or other voting securities of Parent (or securities convertible into or exchangeable or exercisable for shares of capital stock or other voting securities of Parent) or obligating Parent to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(d) All outstanding shares of Parent capital stock are, and, assuming the approval of the Parent Proposal by the stockholders of Parent and the filing of the Parent Charter Amendment and the Parent Certificate of Designation with the Secretary of State of Nevada under the NGCL, (when issued) the shares of Parent Common Stock and Parent Preferred Stock to be issued pursuant to the Merger and upon exercise of the GreenHunter Stock Options and GreenHunter Warrants or in exchange for the GreenHunter Preferred Stock, as the case may be, will be validly issued, fully paid and nonassessable and not subject to any preemptive right.

(e) 1,000 shares of Merger Sub Common Stock are issued and outstanding, all of which are owned by Parent. All outstanding shares of capital stock and other voting securities of Merger Sub and of each of the other corporate Parent Subsidiaries are (i) validly issued, fully paid and nonassessable and not subject to any preemptive right, and (ii) owned by the Parent Companies, free and clear of all Liens, claims and options of any nature (except Permitted Encumbrances). There are outstanding (y) no securities of any Parent Subsidiary or any other Person convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary, and (z) no subscriptions, options, warrants, calls, rights (including preemptive rights), commitments, understandings or agreements to which any Parent Subsidiary is a party or by which it is bound obligating such Parent Subsidiary to issue, deliver, sell, purchase, redeem or acquire shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary (or securities convertible into or exchangeable or exercisable for shares of capital stock, other voting securities or other equity interests of such Parent Subsidiary) or obligating any Parent Subsidiary to grant, extend or enter into any such subscription, option, warrant, call, right, commitment, understanding or agreement.

(f) Except as set forth in the Parent Disclosure Schedule, there is no stockholder agreement, voting trust or other agreement or understanding to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of any of the Parent Companies.

4.9 No Undisclosed Liabilities. There are no liabilities of any of the Parent Companies of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, that are reasonably likely to have a Material Adverse Effect on Parent, other than (a) liabilities adequately provided for in the Parent Financial Statements, (b) liabilities incurred in the ordinary course of business subsequent to March 31, 2007, (c) liabilities under this Agreement, and (d) liabilities set forth on the Parent Disclosure Schedule.

4.10 Absence of Certain Changes or Events. Except as set forth in the Parent Disclosure Schedule or as specifically contemplated by this Agreement, since March 31, 2007, none of the Parent Companies has done any of the following:

(a) Discharged or satisfied any Lien or paid any obligation or liability, absolute or contingent, other than current liabilities incurred and paid in the ordinary course of business and consistent with past practices;

(b) Paid or declared any dividends or distributions, purchased, redeemed, acquired or retired any indebtedness, stock or other securities from its stockholders or other securityholders, made any loans or advances or guaranteed any loans or advances to any Person (other than loans, advances or guaranties made in the ordinary course of business and consistent with past practices), or otherwise incurred or suffered to exist any liabilities (other than current liabilities incurred in the ordinary course of business and consistent with past practices);

(c) Except for Permitted Encumbrances, suffered or permitted any Lien to arise or be granted or created against or upon any of its assets;

(d) Canceled, waived or released any rights or claims against, or indebtedness owed by, third parties;

(e) Amended its certificate or articles of incorporation, bylaws or other organizational documents;

(f) Made or permitted any amendment, supplement, modification or termination of, or any acceleration under, any Parent Material Agreement;

(g) Sold, leased, transferred, assigned or otherwise disposed of (i) any asset of Parent that, individually or in the aggregate, had a value of $500,000 or more, or (ii) any other assets that, individually or in the aggregate, had a value at the time of such lease, transfer, assignment or disposition of $500,000 or more (and, in each case where a sale, lease, transfer, assignment or other disposition was made, it was made for fair consideration in the ordinary course of business);

(h) Made any investment in or contribution, payment, advance or loan to any Person (other than investments, contributions, payments or advances, or commitments with respect thereto, less than $250,000 in the aggregate, made in the ordinary course of business and consistent with past practices);

(i) Paid, loaned or advanced (other than the payment, advance or reimbursement of expenses in the ordinary course of business) any amounts to, or sold, transferred or leased any of its assets to, or entered into any other transaction with, any of its Affiliates other than the Parent Companies;

(j) Made any material change in any of the accounting principles followed by it or the method of applying such principles, except for any such change required by reason of a concurrent change in GAAP, or as required by the Public Company Accounting Oversight Board, by Regulation S-X under the Exchange Act, or interpretations of GAAP as announced by the Financial Accounting Standards Board (as agreed to by the Company’s independent auditor);

(k) Entered into any material transaction (other than this Agreement) except in the ordinary course of business and consistent with past practices;

(l) Increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation or other benefit plan or arrangement or granted any bonus or increase in wages, salary or other compensation or made any other change in employment terms to any officer, director or employee of any of the Parent Companies (except in the ordinary course of business);

(m) Issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $500,000 in the aggregate (other than pursuant to the Parent Bank Credit Agreement);

(n) Delayed or postponed the payment of accounts payable or other liabilities (except in the ordinary course of business);

(o) Canceled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $250,000 in the aggregate (except in the ordinary course of business);

(p) Issued, sold, or otherwise disposed of any of its capital stock or other equity interest or granted any option, warrant, or other right to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock or other equity interest;

(q) Made any loan to, or entered into any other transaction with, any of its directors, officers or employees (except in the ordinary course of business and not involving more than $50,000 in the aggregate);

(r) Made or pledged to make any charitable or other capital contribution outside the ordinary course of business;

(s) Made or committed to make capital expenditures in excess of $500,000 in the aggregate;

(t) Made any change in any material Tax election or the manner Taxes are reported;

(u) Otherwise been involved in any other material occurrence, event, incident, action, failure to act, or transaction involving any of the Parent Companies (except in the ordinary course of business);

(v) Agreed, whether in writing or otherwise, to do any of the foregoing; or

(w) Suffered any Material Adverse Effect (other than changes or trends, including changes or trends in commodity prices, or changes in applicable laws (including laws relating to Taxes) or government subsidies or programs, in each case generally prevalent in or affecting the renewable energy industry).

4.11 Compliance with Laws, Material Agreements and Permits. None of the Parent Companies is in violation of, or in default under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under: (a) its certificate or articles of incorporation, bylaws or other organizational documents, (b) any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority, or (c) any Parent Material Agreement, except (in the case of clause (b) or (c) above) for any violation or default that would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Each of the Parent Companies has obtained and holds all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of its assets (“Parent Permits”), except for Parent Permits which the failure to obtain or hold would not, individually or in the aggregate, have a Material Adverse Effect on Parent. None of the Parent Permits will be adversely affected by the consummation of the transactions contemplated under this Agreement or requires any filing or consent in connection therewith. Each of the Parent Companies is in compliance with the terms of its Parent Permits, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent. No investigation or review by any Governmental Authority with respect to any of the Parent Companies is pending or, to the knowledge of Parent, threatened, other than those the outcome of which would not, individually or in the aggregate, have a Material Adverse Effect on Parent. To the knowledge of Parent, no other party to any Parent Material Agreement is in material breach of the terms, provisions or conditions of such Parent Material Agreement.

4.12 Governmental Regulation. No Parent Company is subject to regulation under the Federal Power Act, the Interstate Commerce Act, the Investment Company Act of 1940 or any state public utilities laws.

4.13 Litigation. Except as set forth in the Parent Disclosure Schedule: (a) no litigation, arbitration, investigation or other proceeding is pending or, to the knowledge of Parent, threatened against any of the Parent Companies or their respective assets which, if adversely determined, could reasonably be expected to have a Material Adverse Effect on Parent; and (b) no Parent Company is subject to any outstanding injunction, judgment, order, decree or ruling. There is no litigation, proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting any of the Parent Companies that questions the validity or enforceability of this Agreement or any other document, instrument or agreement to be executed and delivered by Parent in connection with the transactions contemplated hereby.

4.14 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business or activity (or conducted any operations) of any kind, entered into any agreement or arrangement with any person or entity, or incurred, directly or indirectly, any liabilities or obligations, except in connection with its incorporation, the negotiation of this Agreement, the Merger and the transactions contemplated hereby.

4.15 No Restrictions. Except as set forth in the Parent Disclosure Schedule, none of the Parent Companies is a party to: (a) any agreement, indenture or other instrument that contains restrictions with respect to the payment of dividends or other distributions with respect to its capital, other than the Parent Bank Credit Agreement and antidilution adjustments under the Parent Warrants; (b) any financial arrangement with respect to or creating any indebtedness to any Person (other than indebtedness (i) reflected in the Parent Financial Statements, (ii) under the Parent Bank Credit Agreement, or (iii) incurred in the ordinary course of business since December 31, 2006) unless such indebtedness would not, individually or in the aggregate, result in a Material Adverse Effect on the Parent Companies; (c) any agreement, contract or commitment relating to the making of any advance to, or investment in, any Person (other than restrictions under the Parent Bank Credit Agreement and advances in the ordinary course of business); (d) any guaranty or other contingent liability with respect to any indebtedness or obligation of any Person (other than (i) guaranties pursuant to the Parent Bank Credit Agreement, (ii) guaranties undertaken in the ordinary course of business, and (iii) the endorsement of negotiable instruments for collection in the ordinary course of business); or (e) any agreement, contract or commitment limiting in any respect its ability to compete with any Person or otherwise conduct business of any line or nature.

4.16 Tax Audits and Settlements. Except as set forth in the Parent Disclosure Schedule, none of the Parent Companies is a party or subject to any unresolved or incomplete Tax audit or settlement.

4.17 Taxes.

(a) Each of the Parent Companies and each affiliated, combined or unitary group of which any such entity is or was a member has: (i) timely filed all Tax Returns required to be filed by, or on behalf of, it with respect to any Taxes, and such Tax Returns are true, correct and complete in all material respects, (ii) timely paid all Taxes that are due and payable (except for Taxes that are being contested in good faith by appropriate proceedings and for which sufficient reserves have been established in accordance with GAAP) and for which any of the Parent Companies may be liable, (iii) complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes, and (iv) timely withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over, except where the failure to file, pay, comply with or withhold would not, individually or in the aggregate, have a Material Adverse Effect on any of the Parent Companies.

(b) Except as set forth in the Parent Disclosure Schedule: (i) no audits or other administrative or court proceedings are presently pending or threatened with regard to any federal, state, local or foreign income or franchise Taxes or any other material Taxes for which any of the Parent Companies may be liable; (ii) there are no pending requests for Tax rulings from any Governmental Authority, no outstanding subpoenas or requests for information by any Governmental Authority with respect to any Taxes, no proposed reassessments by any Governmental Authority of any property owned or leased, and no agreements in effect to extend the time to file any Tax Return or the period of limitations for the assessment or collection of any Taxes for which any of the Parent Companies may be liable; and (iii) neither the IRS nor any other Tax authority has asserted any claim against any of the Parent Companies for Taxes or is threatening to assert any claims against any of the Parent Companies for Taxes.

(c) Except as set forth in the Parent Disclosure Schedule: (i) there are no Liens on any of the assets of the Parent Companies for unpaid Taxes, other than Liens for Taxes not yet due and payable; (ii) no Parent Company has any liability under Treasury Regulation § 1.1502-6 or any analogous state, local or foreign law by reason of having been a member of any consolidated, combined or unitary group, other than the affiliated group of which Parent is currently the common parent corporation; and (iii) no Parent Company is or has been a party to any Tax sharing agreement or arrangement between related corporations.

(d) The amount of liability for unpaid Taxes of the Parent Companies does not, as of March 31, 2007, in the aggregate, materially exceed the amount of the liability accruals for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) reflected on the Parent Financial Statements and does not currently exceed the amount of such accruals as adjusted for operations and transactions in the ordinary course of business of the Parent Companies on or before the Closing Date.

(e) Parent has delivered to GreenHunter true complete copies of all income or franchise Tax Returns, and made available to GreenHunter true and complete copies of all other Tax Returns filed by, or on behalf of, the Parent Companies with respect to any Taxes and has delivered to GreenHunter all Tax audit reports, work papers, statements of deficiencies, and closing or other agreements with respect thereto, in each case with respect to any Tax period ending at any time during calendar year 2006.

(f)  The books and records of each of the Parent Companies contain accurate and complete information with respect to: (i) all material Tax elections in effect with respect to the Parent Companies; (ii) the current Tax basis of the assets of the Parent Companies; (iii) any excess loss accounts of the Parent Companies; (iv) the current and accumulated earnings and profits of the Parent Companies; (v) the net operating losses and net capital losses of the Parent Companies, the years that such net operating and net capital losses expire, and any restrictions to which such net operating and net capital losses are subject under any provision of the Code or consolidated return regulations; (vi) Tax credit carryovers of the Parent Companies; and (vii) any overall foreign losses to the Parent Companies under Section 904(f) of the Code.

(g) No claim has been made by a Tax authority in a jurisdiction where any of the Parent Companies does not file Tax Returns that any of the Parent Companies is or may be subject to Taxation by that jurisdiction.

(h) None of the Parent Companies will be required to include any item of income in, exclude any item of deduction from, or otherwise adjust, taxable income for any Tax period ending after the Closing Date as a result of any : (i) change in method of accounting for a Tax period (or portion thereof) ending on or prior to the Closing Date; (ii) agreement with a Tax authority relating to Taxes executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing Date; (iv) completed contract method of accounting or other method of accounting applicable to long-term contracts (or any comparable provisions of state, local or foreign law); (v) prepaid amount received on or prior to the Closing Date; (vi) adjustment pursuant to Code section 481 (or comparable provision of state or local Law); or (vii) other Tax positions, elections or methods taken, made, or used by any of the Parent Companies having the effect of either deferring taxable income to Tax periods or portions thereof ending after the Closing Date or accelerating deductions to Tax periods or portions thereof ending on or prior to the Closing Date.

4.18 Employee Benefit Plans.

(a) The Parent Disclosure Schedule sets forth a complete and accurate list of each of the following which is or has been sponsored, maintained or contributed to by Parent or any trade or business, whether or not incorporated (a “Parent ERISA Affiliate”), that together with Parent would be considered affiliated with Parent or any Parent ERISA Affiliate under Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(l) of ERISA for the benefit of any person who, as of the Closing, is a current or former employee or subcontractor of Parent: (i) each “employee benefit plan,” as such term is defined in Section 3(3) of ERISA (each, a “Parent Plan”); and (ii) each personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay plan, policy, program or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, retiree benefit plan or arrangement, fringe benefit program or practice (whether or not taxable), employee loan, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in clause (i) above (each, a “Parent Benefit Program or Agreement”) (the Parent Plans and Parent Benefit Programs or Agreements are sometimes collectively referred to in this Agreement as the “Parent Employee Benefit Plans”).

(b) True, correct and complete copies of each of the Parent Plans and related trusts, if applicable, including all amendments thereto, have been furnished or made available to GreenHunter. There has also been furnished or made available to GreenHunter, with respect to each Parent Plan required to file such report and description, the report on Form 5500 for the past three years, to the extent applicable, and the most recent summary plan description and summaries of material modifications thereto. True, correct and complete copies or descriptions of all Parent Benefit Programs or Agreements have also been furnished or made available to GreenHunter.

(c) Except as otherwise set forth on the Parent Disclosure Schedule: (i) none of Parent, any Parent ERISA Affiliate or any entity that, at any time during the past six years, was required to be treated as a single employer together with Parent or a Parent ERISA Affiliate pursuant to Section 414 of the Code contributes to or has an obligation to contribute to, nor has at any time contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA or any other plan subject to Title IV of ERISA; (ii) each of Parent and the Parent ERISA Affiliates has performed all material obligations, whether arising by operation of law or by contract, including ERISA and the Code, required to be performed by it in connection with the Parent Employee Benefit Plans, and, to the knowledge of Parent, there have been no defaults or violations by any other party to the Parent Employee Benefit Plans; (iii) all reports, returns, notices, disclosures and other documents relating to the Parent Plans required to be filed with or furnished to governmental entities, plan participants or plan beneficiaries have been timely filed or furnished in accordance with applicable law, and each Parent Employee Benefit Plan has been administered in substantial compliance with its governing written documents; (iv) each of the Parent Plans to the extent applicable is intended to be qualified under Section 401 of the Code and Parent is not aware of any circumstances which would adversely affect such qualified status; (v) there are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Parent, contemplated or threatened against, or with respect to, any of the Parent Employee Benefit Plans or their assets; (vi) Parent is not aware of any circumstances which would adversely affect the tax exempt status of each trust, under Section 501 of the Code, maintained in connection with each Parent Plan, which is qualified under Section 401 of the Code; (vii) all contributions required to be made to the Parent Employee Benefit Plans have been made timely; (viii) no Parent Employee Benefit Plan is subject to Title IV of ERISA nor the funding rules of Section 302 of ERISA or Section 412 of the Code, and there has been no termination or partial termination of any Parent Plan within the meaning of Section 41l(d)(3) of the Code; (ix) no act, omission or transaction has occurred which could result in imposition on Parent or any Parent ERISA Affiliate of (A) material breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code; (x) to the knowledge of Parent, there is no matter pending with respect to any of the Parent Plans before the IRS, the Department of Labor or the PBGC; (xi) each of the Parent Employee Benefit Plans complies in all material respects with the applicable provisions of the Code and ERISA; (xii) each Parent Employee Benefit Plan may be unilaterally amended or terminated in its entirety without any liability or other obligation; (xiii) Parent and the Parent ERISA Affiliates have no material liabilities or other obligations, whether actual or contingent, under any Parent Employee Benefit Plan for post-employment benefits of any nature; and (xiv) neither Parent has nor Parent has knowledge of any of the Parent ERISA Affiliates or any present or former director, officer, employee or other agent of Parent or any of the Parent ERISA Affiliates made any written or oral representations or promises to any present or former director, officer, employee or other agent concerning his or her terms, conditions or benefits of employment, including the tenure of any such employment or the conditions under which such employment may be terminated by Parent, any of the Parent ERISA Affiliates or Merger Sub which will be binding upon or enforceable against Parent or Merger Sub after the Effective Time.

(d) Except as otherwise set forth on the Parent Disclosure Schedule, no employee is currently on a leave of absence due to sickness or disability and no claim is pending or expected to be made by an employee, former employee or independent contractor for workers’ compensation benefits.

(e) Except as set forth in the Parent Disclosure Schedule: (i) with respect to the Parent Employee Benefit Plans, there exists no condition or set of circumstances in connection with any of the Parent Companies that could be expected to result in liability reasonably likely to have a Material Adverse Effect on Parent under ERISA, the Code or any other applicable law; and (ii) with respect to the Parent Employee Benefit Plans, individually and in the aggregate, there are no unfunded benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP, on the financial statements of the Parent Companies, which obligations are reasonably likely to have a Material Adverse Effect on Parent.

(f) Except as set forth in the Parent Disclosure Schedule, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment becoming due to any employee or group of employees of any of the Parent Companies.

(g) Except as set forth in the Parent Disclosure Schedule, no amounts payable or that could become payable under any Parent Employee Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement will fail to be deductible for Federal income tax purposes by virtue of either Section 280G or 162(m) of the Code.

4.19 Employment Contracts and Benefits. Except as set forth in the Parent Disclosure Schedule or otherwise provided for in any Parent Employee Benefit Plan: (a) none of the Parent Companies is subject to or obligated under any consulting, employment, severance, termination or similar arrangement, any employee benefit, incentive or deferred compensation plan with respect to any Person, or any bonus, profit sharing, pension, stock option, stock purchase or similar plan or other arrangement or other fringe benefit plan entered into or maintained for the benefit of employees of any of the Parent Companies or any other Person; and (b) no employee of any of the Parent Companies or any other Person owns, or has any right granted by any of the Parent Companies to acquire, any interest in any of the assets or business of any of the Parent Companies.

4.20 Labor Matters

(a) No employees of any of the Parent Companies are represented by any labor organization. No labor organization or group of employees of any of the Parent Companies has made a demand for recognition or certification as a union or other labor organization, and there are no representation or certification proceedings or petitions seeking a representation or certification proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To Parent’s knowledge, there are no organizing activities involving any of the Parent Companies pending with any labor organization or group of employees of any of the Parent Companies.

(b) Each of the Parent Companies is in compliance with all laws, rules, regulations and orders relating to the employment of labor, including all such laws, rules, regulations and orders relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of income Tax withholding, Social Security Taxes, Medicare Taxes and similar Taxes, except where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect on Parent.

4.21 Accounts Receivable. Except as set forth in the Parent Disclosure Schedule: (a) all of the accounts, notes and loans receivable that have been recorded on the books of the Parent Companies are bona fide and represent accounts, notes and loans receivable validly due for goods sold or services rendered and are reasonably expected to be collected in full within 90 days after the applicable invoice or note maturity date (other than such accounts, notes and loans receivable that, individually or in the aggregate, do not have a book value as of the date hereof in excess of $100,000); (b) except for Permitted Encumbrances, all of such accounts, notes and loans receivable are free and clear of any and all Liens and other adverse claims and charges, and none of such accounts, notes or loans receivable is subject to any offset or claim of offset; and (c) none of the obligors on such accounts, notes or loans receivable has given notice to any of the Parent Companies that it will or may refuse to pay the full amount or any portion thereof.

4.22 Insurance. Each of the Parent Companies maintains, and through the Closing Date will maintain, insurance with reputable insurers (or pursuant to prudent self-insurance programs described in the Parent Disclosure Schedule) in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of the Parent Companies and owning properties in the same general area in which the Parent Companies conduct their businesses. Each of the Parent Companies may terminate each of its insurance policies or binders at or after the Closing and will incur no penalties or other material costs in doing so. None of such insurance coverage was obtained through the use of false or misleading information or the failure to provide the insurer with all information requested in order to evaluate the liabilities and risks insured. There is no material default with respect to any provision contained in any such policy or binder, and none of the Parent Companies has failed to give any notice or present any claim under any such policy or binder in due and timely fashion. There are no billed but unpaid premiums past due under any such policy or binder. Except as set forth in the Parent Disclosure Schedule: (a) there are no outstanding claims under any such policies or binders and, to the knowledge of Parent, there has not occurred any event that might reasonably form the basis of any claim against or relating to any of the Parent Companies that is not covered by any of such policies or binders; (b) no notice of cancellation or non-renewal of any such policies or binders has been received; and (c) there are no performance bonds outstanding with respect to any of the Parent Companies.

4.23 Intellectual Property. There are no material trademarks, trade names, patents, service marks, brand names, computer programs, databases, industrial designs, copyrights or other intangible property that are necessary for the operation, or continued operation, of the business of any of the Parent Companies, or for the ownership and operation, or continued ownership and operation, of any of their assets, for which the Parent Companies do not hold valid and continuing authority in connection with the use thereof. The businesses of the Parent Companies, as presently conducted, do not conflict with, infringe or violate any intellectual property rights of any other Person, except where any such conflict, infringement or violation could not reasonably be expected to have a Material Adverse Effect on Parent.

4.24 Environmental Matters. Except as set forth in the Parent Disclosure Schedule:

(a) Each of the Parent Companies has conducted its business and operated its assets, and is conducting its business and operating its assets, in compliance with all Environmental Laws, other than any noncompliance that (i) is typical in the ordinary course of the renewable energy business, and (ii) would not be reasonably expected to result in a Material Adverse Effect on Parent;

(b) To the knowledge of Parent, none of the Parent Companies has been notified by any Governmental Authority or other third party that any of the operations or assets of any of the Parent Companies is the subject of any investigation or inquiry by any Governmental Authority or other third party evaluating whether any remedial action is needed to respond to a release or threatened release of any Hazardous Material or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Material;

(c) None of the Parent Companies and, to the knowledge of Parent, no other Person has filed any notice under any federal, state or local law indicating that (i) any of the Parent Companies is responsible for the improper release into the environment, or the improper storage or disposal, of any Hazardous Material; or (ii) any Hazardous Material is improperly stored or disposed of upon any property of any of the Parent Companies;

(d) None of the Parent Companies has any liability in excess of $500,000 in the aggregate in connection with (i) the release or threatened release into the environment at, beneath or on any property now or previously owned, leased or operated by any of the Parent Companies, (ii) any obligations under or violations of Environmental Laws, or (iii) the use, release, storage or disposal of any Hazardous Material;

(e) None of the Parent Companies has received any claim, complaint, notice, inquiry or request for information involving any matter which remains unresolved with respect to any alleged violation of any Environmental Law or regarding potential liability under any Environmental Law relating to operations or conditions of any facilities or property (including off-site storage or disposal of any Hazardous Material from such facilities or property) currently or formerly owned, leased or operated by any of the Parent Companies;

(f) No property now or previously owned, leased or operated by any of the Parent Companies is listed on the National Priorities List pursuant to CERCLA or on the CERCLIS or on any other federal or state list as sites requiring investigation or cleanup;

(g) To the knowledge of Parent, none of the Parent Companies is transporting, has transported, or is arranging or has arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List pursuant to CERCLA, on the CERCLIS, or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations that may lead to claims in excess of $100,000 against any of the Parent Companies for removal or remedial work, contribution for removal or remedial work, damage to natural resources or personal injury, including claims under CERCLA;

(h) None of the Parent Companies owns or operates any underground storage tanks or solid waste storage, treatment and/or disposal facilities;

(i) To the knowledge of Parent, no asbestos, asbestos containing materials or polychlorinated biphenyls are present on or at any property or facility owned, leased or operated by any of the Parent Companies, other than gas processing plants and associated gathering systems;

(j) None of the Parent Companies is operating, or required to be operating, any of its properties or facilities under any compliance or consent order, decree or agreement issued or entered into under, or pertaining to matters regulated by, any Environmental Law; and

(k) To the knowledge of Parent, Parent has provided or made available to GreenHunter copies of all environmental audits, assessments and evaluations of any of the Parent Companies or any of their properties or assets.

4.25 Books and Records. All books, records and files of the Parent Companies: (a) have been prepared, assembled and maintained in accordance with the usual and customary policies and procedures, and (b) fairly and accurately reflect the ownership, use, enjoyment and operation by the Parent Companies of their respective assets.

4.26 Brokers. No broker, finder, investment banker or other Person is or will be, in connection with the transactions contemplated by this Agreement, entitled to any brokerage, finder’s or other fee or compensation based on any arrangement or agreement made by or on behalf of Parent or Merger Sub and for which GreenHunter or any of the GreenHunter Companies will have any obligation or liability.

4.27 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Parent Common Stock with respect to the Parent Proposal is the only vote of the holders of any class or series of Parent capital stock or other voting securities necessary to approve this Agreement, the Merger (including the issuance of the Parent Common Stock) and the transactions contemplated hereby.

4.28 State Takeover Laws. Parent has taken all necessary action to exempt the Merger from any applicable moratorium, fair price, business combination, control share and other anti-takeover laws under the NGCL.

4.29 Sarbanes-Oxley.

(a) Parent has established and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) promulgated under the Exchange Act) sufficient to ensure that all material information that is required to be disclosed by Parent in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time period specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure.

(b) Parent has established and maintained internal controls over financial reporting (as defined in Rule 13a-15(f) promulgated under the Exchange Act) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with United States GAAP. To Parent’s knowledge (i) there are no significant deficiencies or material weaknesses in the design or operation of Parent’s internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) there is no fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

4.30 Related Party Transactions. There are no contracts by any Parent Company with, or for the benefit of, any officer or director of a Parent Company or, to Parent’s knowledge, any Affiliate of any of them except as set forth on the Parent Disclosure Schedule.

4.31 Certain Business Practices. No Parent Company nor, to Parent’s knowledge, any director, officer, agent or employee of any Parent Company has, in the course of his or her duties on behalf of Parent Company (i) used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or for the business of any Parent Company, (ii) made any bribe or kickback, illegal political contribution, unlawful payment from corporate funds to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment.

4.32 Voting Agreement. Simultaneously with the execution and delivery of this Agreement, Parent, Merger Sub, GreenHunter and SNB Associates, LLC, are executing and delivering a Voting Agreement substantially in the form of Exhibit C to this Agreement.

4.33 Reorganization. None of Parent or any of its Affiliates has taken, agreed to take, or will take any action that could reasonably be expected to pose a material risk to the status of the Merger as a "reorganization" within the meaning of Code section 368(a).

4.34 Disclosure. No representation or warranty of Parent or Merger Sub set forth in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein not misleading.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by Parent Pending Closing. Parent covenants and agrees with GreenHunter that, from the date of this Agreement until the Effective Time, each of the Parent Companies will conduct its business only in the ordinary and usual course consistent with past practices. Notwithstanding the preceding sentence, Parent covenants and agrees with GreenHunter that, except as specifically contemplated in this Agreement, from the date of this Agreement until the Effective Time, without the prior written consent of GreenHunter, except as set forth on the Parent Disclosure Schedule:

(a) None of the Parent Companies will (i) amend its certificate or articles of incorporation, bylaws or other organizational documents; (ii) split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock; (iv) issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of Parent Common Stock issued pursuant to the exercise of any Parent Warrant outstanding on the date of this Agreement), other than an equity financing of up to $7.5 million on terms that are approved by the Board of Directors of Parent and at a price per share that is not less 70% of the average historic trading price of Parent Common Stock during the 45 day period prior to such financing; (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests; (vi) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person; (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

(b) None of the Parent Companies will (i) acquire any corporation, partnership or other business entity or any interest therein having an acquisition price in excess of $7.5 million, individually or in the aggregate; (ii) sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any asset having a value in excess of $7.5 million, individually or in the aggregate; (iii) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (including any capital stock or other securities or equity interest in any Parent Subsidiary); (iv) organize or form any subsidiary, or make any material loans, advances or capital contributions to, or investments in, any Person (other than loans or advances in the ordinary course of business) in an aggregate amount in excess of $500,000, individually or in the aggregate; (v) enter into any Parent Material Agreement or any other agreement not terminable by any of the Parent Companies upon notice of 30 days or less and without penalty or other obligation; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

(c) None of the Parent Companies will (i) incur any indebtedness for borrowed money other than under trade credit vendor lines not exceeding $7.5 million individually or in the aggregate; (ii) incur any other obligation or liability (other than liabilities incurred in the ordinary course of business); (iii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person in an amount in excess of $500,000 individually or in the aggregate; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

(d) None of the Parent Companies will (i) enter into, or otherwise become liable or obligated under or pursuant to: (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, except pursuant to any Parent Employee Benefit Plan or any other plan, agreement or arrangement described in the Parent Disclosure Schedule, or (3) any consulting, employment, severance, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement; (ii) except for payments made pursuant to any Parent Employee Benefit Plan or any other plan, agreement or arrangement described in the Parent Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof or that are paid in the ordinary course of business, consistent with past practices, and not individually or in the aggregate material in amount) to, or forgive any indebtedness of, any employee or consultant of any of the Parent Companies; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(e) None of the Parent Companies will create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances.

(f) The Parent Companies will (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect the policies or binders of insurance described in Section 4.22; (iii) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (iv) pay all material claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (v) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all Parent Material Agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, that the Parent Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any Parent Material Agreement if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP.

(g) The Parent Companies will at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement, except where the failure to do so would not have a Material Adverse Effect on Parent.

(h) None of the Parent Companies will:

(i) engage in any practice, take any action or permit by inaction any of the representations and warranties contained in Article 4 to become untrue, except as specifically permitted under other provisions of this Section 5.1(h);

(ii) approve or implement budgets for general and administrative expenses of the Parent Companies (including salary, bonuses, general operating and overhead expenses) or budgets for Capital Expenditures of the Parent Companies, or incur expenses or disburse funds for any of such purposes except pursuant to the budgets which have been disclosed to GreenHunter or revisions to such budgets which are approved by GreenHunter, such approval not to be unreasonably withheld (any budgets which have been disclosed to GreenHunter or modifications thereto which are approved as required herein are referred to as “Approved Parent Budgets”);

(iii) except to the extent already included in an Approved Parent Budget, enter into any agreements or other arrangements with respect to, or make any payments, incur any expenses or disburse any funds for any Capital Project, the completion or full capitalization of which can reasonably be expected to require the Parent Companies to expend, in the aggregate, in excess of $2.5 million;

(iv) make any Capital Expenditure or general and administrative expense payment which exceeds by more than 20 percent the amount set forth in the appropriate line item for such expenditure in an Approved Parent Budget.

(i) None of Parent or any of its Affiliates will take, cause or permit to be taken any action that could reasonably be expected to pose a material risk to the status of the Merger as a "reorganization" within the meaning of Code section 368(a).

5.2 Conduct of Business by GreenHunter Pending Closing. GreenHunter covenants and agrees with Parent and Merger Sub that, from the date of this Agreement until the Effective Time, each of the GreenHunter Companies will conduct its business only in the ordinary and usual course consistent with past practices. Notwithstanding the preceding sentence, GreenHunter covenants and agrees with Parent and Merger Sub that, except as specifically contemplated in this Agreement, from the date of this Agreement until the Effective Time, without the prior written consent of Parent, except as set forth on the GreenHunter Disclosure Schedule:

(a) None of the GreenHunter Companies will: (i) amend its certificate of incorporation or bylaws; (ii) split, combine or reclassify any of its outstanding capital stock; (iii) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or securities) with respect to its capital stock; (iv) issue, sell or agree to issue or sell any securities or other equity interests, including its capital stock, any rights, options or warrants to acquire its capital stock, or securities convertible into or exchangeable or exercisable for its capital stock (other than shares of GreenHunter Common Stock issued pursuant to the exercise of any GreenHunter Stock Option outstanding on the date hereof); (v) purchase, cancel, retire, redeem or otherwise acquire any of its outstanding capital stock or other securities or other equity interests; (vi) merge or consolidate with, or transfer all or substantially all of its assets to, any other Person; (vii) liquidate, wind-up or dissolve (or suffer any liquidation or dissolution); or (viii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

(b) None of the GreenHunter Companies will (i) acquire any corporation, partnership or other business entity or any interest therein having an acquisition price in excess of $7.5 million individually or in the aggregate; (ii) sell, lease or sublease, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any asset of GreenHunter that has a value in excess of $7.5 million, individually or in the aggregate; (iii) sell, transfer or otherwise dispose of or mortgage, pledge or otherwise encumber any securities of any other Person (including any capital stock or other securities or equity interest in any GreenHunter Subsidiary); (iv) organize or form any subsidiary make any material loans, advances or capital contributions to, or investments in, any Person (other than loans or advances in the ordinary course of business) in excess of $500,000 individually or in the aggregate, except that GreenHunter may capitalize Hunter Resources LLC, a newly formed, jointly-owned Delaware limited liability company with up to an $80,000 capital contribution in exchange for not less than an 80% ownership interest therein, and upon such capitalization, Hunter Resources LLC may thereafter pursue such activities and incur such liabilities and obligations as it would in the ordinary course of business); (vi) enter into any GreenHunter Material Agreement or any other agreement not terminable by any of the GreenHunter Companies upon notice of 30 days or less and without penalty or other obligation; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

(c) Other than as described in the GreenHunter Disclosure Schedule, none of the GreenHunter Companies will (i) incur any indebtedness for borrowed money other than under trade credit vendor lines not exceeding $7.5 million individually or in the aggregate; (ii) incur any other obligation or liability (other than liabilities incurred in the ordinary course of business); (iii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the liabilities or obligations of any other Person in an amount in excess of $500,000 million individually or in the aggregate; or (iv) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing.

(d) None of the GreenHunter Companies will (i) enter into, or otherwise become liable or obligated under or pursuant to: (1) any employee benefit, pension or other plan (whether or not subject to ERISA), (2) any other stock option, stock purchase, incentive or deferred compensation plan or arrangement or other fringe benefit plan, or (3) any consulting, employment, severance, termination or similar agreement with any Person, or amend or extend any such plan, arrangement or agreement; (ii) except for payments made pursuant to any GreenHunter Employee Benefit Plan or any other plan, agreement or arrangement described in the GreenHunter Disclosure Schedule, grant, or otherwise become liable for or obligated to pay, any severance or termination payment, bonus or increase in compensation or benefits (other than payments, bonuses or increases that are mandated by the terms of agreements existing as of the date hereof or that are paid in the ordinary course of business, consistent with past practices, and not individually or in the aggregate material in amount) to, or forgive any indebtedness of, any employee or consultant of any of the GreenHunter Companies; or (iii) enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(e) None of the GreenHunter Companies will create, incur, assume or permit to exist any Lien on any of its assets, except for Permitted Encumbrances.

(f) The GreenHunter Companies will (i) keep and maintain accurate books, records and accounts; (ii) maintain in full force and effect the policies or binders of insurance described in Section 3.20; (iii) pay all Taxes, assessments and other governmental charges imposed upon any of their assets or with respect to their franchises, business, income or assets before any penalty or interest accrues thereon; (iv) pay all material claims (including claims for labor, services, materials and supplies) that have become due and payable and which by law have or may become a Lien upon any of their assets prior to the time when any penalty or fine shall be incurred with respect thereto or any such Lien shall be imposed thereon; and (v) comply in all material respects with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority, obtain or take all Governmental Actions necessary in the operation of their businesses, and comply with and enforce the provisions of all GreenHunter Material Agreements, including paying when due all rentals, royalties, expenses and other liabilities relating to their businesses or assets; provided, however, that the GreenHunter Companies may contest the imposition of any such Taxes, assessments and other governmental charges, any such claim, or the requirements of any applicable law, rule, regulation or order or any GreenHunter Material Agreement if done so in good faith by appropriate proceedings and if adequate reserves are established in accordance with GAAP.

(g) The GreenHunter Companies will at all times preserve and keep in full force and effect their corporate existence and rights and franchises material to their performance under this Agreement, except where the failure to do so would not have a Material Adverse Effect on GreenHunter.

(h) None of the GreenHunter Companies will:

(i) engage in any practice, take any action or permit by inaction any of the representations and warranties contained in Article 3 to become untrue, except as specifically permitted under other provisions of this Section 5.2(h);

(ii) approve or implement budgets for general and administrative expenses of the GreenHunter Companies (including salary, bonuses, general operating and overhead expenses) or budgets for Capital Expenditures of the GreenHunter Companies, or incur expenses or disburse funds for any of such purposes except pursuant to the budgets which have been disclosed to Parent or revisions to such budgets which are approved by Parent, such approval not to be unreasonably withheld (any budgets which have been disclosed to Parent or modifications thereto which are approved as required herein are referred to as “Approved GreenHunter Budgets”);

(iii) except to the extent already included in an Approved GreenHunter Budget, enter into any agreements or other arrangements with respect to, or make any payments, incur any expenses or disburse any funds for any Capital Project, the completion or full capitalization of which can reasonably be expected to require the GreenHunter Companies to expend, in the aggregate, in excess of $2.5 million; or

(iv) make any Capital Expenditure or general and administrative expense payment which exceeds by more than 20 percent the amount set forth in the appropriate line item for such expenditure in an Approved GreenHunter Budget.

(i) None of the GreenHunter Companies will, without the prior written consent of Parent, commence construction of wind-powered generation facilities on any of the properties covered by the following agreements, provided, however, that GreenHunter shall be able to purchase wind turbines for the eventual development of the wind-powered generation facilities so long as the total costs associated with the purchases of such turbines do not, in the aggregate, exceed $20 million:

(i) Windpark Easement Agreement - Glacier County, Montana, dated February 1, 2006;

(ii) Windpark Easement Agreement - Glacier County, Montana (different from above), dated February 1, 2006;

(iii) Amended and Restated Wind Facilities Lease & Easement - Valley County, Montana,, dated June 25, 2004;

(iv) Wind Facilities Lease & Easement - Jefferson County, Montana, dated November 1, 2005; and

(v) Wind Facilities Lease & Easement - Guadalupe County, New Mexico, dated June 19, 2005.

(j) Notwithstanding the foregoing, and regardless of the inclusion of any disclosures on the GreenHunter Disclosure Schedules, GreenHunter covenants and agrees with Parent and Merger Sub that GreenHunter and any of the GreenHunter Companies may, without the prior written consent of Parent, execute or enter into any definitive transaction documents in respect of anticipated transactions contemplated by (1) that certain Engagement Letter dated April 23, 2007 between GreenHunter and West LB AG concerning the arranging of up to $150 million in Senior Secured Debt Facilities for GreenHunter (the “West LB Engagement Letter”) and (2) that certain Engagement Letter dated May 3, 2007 between GreenHunter, Adageo Capital Markets and Direct Capital Securities, Inc. pursuant to which GreenHunter proposes to offer up to $57 million of 10% Convertible Debentures through Direct Capital Securities, Inc. (the “Direct Capital Engagement Letter”), only so long as none of the terms and provisions contained in the definitive transaction documents giving effect to the transactions contemplated by the West LB Engagement Letter and the Direct Capital Engagement Letter differ from the terms of the West LB Engagement Letter and the Direct Capital Engagement Letter, and are materially less favorable, in the aggregate, to GreenHunter than those contained in the West LB Engagement Letter or the Direct Capital Engagement Letter (“Materially Adverse Provision”). At all times during the negotiation and preparation of the definitive transaction documents relating to the West LB Engagement Letter and the Direct Capital Engagement Letter, GreenHunter shall keep regularly Parent apprised of the status of such transactions and shall promptly provide to Parent copies of the most recent drafts of the relevant transaction documents. If any of the definitive transaction documents relating to the West LB Engagement Letter or the Direct Capital Engagement Letter contain any provision that, in the reasonable judgment of Parent, constitutes a Materially Adverse Provision, Parent shall have two (2) business days from after its receipt of the applicable definitive transaction document to notify GreenHunter of Parent’s objection to such Materially Adverse Provision, and Parent and GreenHunter shall use their best efforts to promptly agree upon a mutually satisfactory modification of such Material Adverse Provision. If Parent fails to provide such objection within two (2) business days, Parent shall be deemed to have consented to the Materially Adverse Provision.

(k) None of Greenhunter or any of its Affiliates will take, cause or permit to be taken any action that could reasonably be expected to pose a material risk to the status of the Merger as a "reorganization" within the meaning of Code section 368(a).

5.3 Access to Assets, Personnel and Information.

(a) From the date hereof until the Effective Time, subject to compliance with applicable laws, Parent shall: (i) afford to GreenHunter and the GreenHunter Representatives, at GreenHunter’s sole risk and expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the Parent Companies; and (ii) upon request, furnish promptly to GreenHunter (at GreenHunter’s expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the Parent Companies (or any of their respective assets) that is within the possession or control of any of the Parent Companies.

(b) From the date hereof until the Effective Time, subject to compliance with applicable laws, GreenHunter shall: (i) afford to Parent and the Parent Representatives, at Parent’s sole risk and expense, reasonable access to any of the assets, books and records, contracts, employees, representatives, agents and facilities of the GreenHunter Companies; and (ii) upon request, furnish promptly to Parent (at Parent’s expense) a copy of any file, book, record, contract, permit, correspondence, or other written information, document or data concerning any of the GreenHunter Companies (or any of their respective assets) that is within the possession or control of any of the GreenHunter Companies.

(c) GreenHunter and the GreenHunter Representatives shall, at GreenHunter’s sole risk and expense, have the right to make an environmental and physical assessment of the assets of the Parent Companies and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon, and generally conduct such non-invasive tests, examinations, investigations and studies as GreenHunter deems necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials and compliance with Environmental Laws. Parent shall be provided not less than 24 hours prior notice of such activities, and Parent Representatives shall have the right to witness all such tests and investigations. GreenHunter shall (and shall cause the GreenHunter Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the GreenHunter Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to Parent of the determination of the need for disclosure. GreenHunter shall provide Parent a copy of any environmental report or assessment prepared on behalf of GreenHunter with respect to any of the Parent Companies or any of their properties or assets. GreenHunter shall indemnify, defend and hold the Parent Companies and the Parent Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of GreenHunter and the GreenHunter Representatives on the assets of the Parent Companies in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of any of the Parent Companies or any Parent Representative.

(d) Parent and the Parent Representatives shall, at Parent’s sole risk and expense, have the right to make an environmental and physical assessment of the assets of the GreenHunter Companies and, in connection therewith, shall have the right to enter and inspect such assets and all buildings and improvements thereon, and generally conduct such non-invasive tests, examinations, investigations and studies as Parent deems necessary, desirable or appropriate for the preparation of engineering or other reports relating to such assets, their condition and the presence of Hazardous Materials and compliance with Environmental Laws. GreenHunter shall be provided not less than 24 hours prior notice of such activities, and GreenHunter Representatives shall have the right to witness all such tests and investigations. Parent shall (and shall cause the Parent Representatives to) keep any data or information acquired by any such examinations and the results of any analyses of such data and information strictly confidential and will not (and will cause the Parent Representatives not to) disclose any of such data, information or results to any Person unless otherwise required by law or regulation and then only after written notice to GreenHunter of the determination of the need for disclosure. Parent shall provide GreenHunter a copy of any environmental report or assessment prepared on behalf of Parent with respect to any of the GreenHunter Companies or any of their properties or assets. Parent shall indemnify, defend and hold the GreenHunter Companies and the GreenHunter Representatives harmless from and against any and all claims to the extent arising out of or as a result of the activities of Parent and the Parent Representatives on the assets of the GreenHunter Companies in connection with conducting such environmental and physical assessment, except to the extent of and limited by the negligence or willful misconduct of any of the GreenHunter Companies or any GreenHunter Representative.

(e) From the date hereof until the Effective Time, Parent will fully and accurately disclose, and will cause each Parent Subsidiary to fully and accurately disclose, to GreenHunter and the GreenHunter Representatives all information that is (i) reasonably requested by GreenHunter or any of the GreenHunter Representatives, (ii) known to any of the Parent Companies, and (iii) materially relevant to the value, ownership, use, operation, development or transferability of the assets of any of the Parent Companies.

(f) From the date hereof until the Effective Time, GreenHunter will fully and accurately disclose, and will cause each GreenHunter Subsidiary to fully and accurately disclose, to Parent and the Parent Representatives all information that is (i) reasonably requested by Parent or any of the Parent Representatives, (ii) known to any of the GreenHunter Companies, and (iii) materially relevant to the value, ownership, use, operation, development or transferability of the assets of any of the GreenHunter Companies.

(g) From the date hereof until the Effective Time, each of Parent and GreenHunter shall: (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such Party and the SEC after the date hereof relating to the Merger, the Registration Statement or the Proxy Statement/Prospectus, and each report, schedule, registration statement or other document filed by such Party with the SEC after the date hereof relating to the Merger or the Registration Statement; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC relating to the Merger, the Registration Statement or the Proxy Statement/Prospectus.

(h) GreenHunter will (and will cause the GreenHunter Subsidiaries and the GreenHunter Representatives to) fully cooperate in all reasonable respects with Parent and the Parent Representatives in connection with Parent’s examinations, evaluations and investigations described in this Section 5.3. Parent will (and will cause the Parent Subsidiaries and the Parent Representatives to) fully cooperate in all reasonable respects with GreenHunter and the GreenHunter Representatives in connection with GreenHunter’s examinations, evaluations and investigations described in this Section 5.3.

(i) GreenHunter will not (and will cause the GreenHunter Subsidiaries and the GreenHunter Representatives not to), and Parent will not (and will cause the Parent Subsidiaries and the Parent Representatives not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

(j) Notwithstanding anything in this Section 5.3 to the contrary: (i) GreenHunter shall not be obligated under the terms of this Section 5.3 to disclose to Parent or the Parent Representatives, or grant Parent or the Parent Representatives access to, information that is within the possession or control of any of the GreenHunter Companies but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and GreenHunter, to the extent reasonably requested by Parent, will use its reasonable efforts to obtain any such consent; and (ii) Parent shall not be obligated under the terms of this Section 5.3 to disclose to GreenHunter or the GreenHunter Representatives, or grant GreenHunter or the GreenHunter Representatives access to, information that is within the possession or control of any of the Parent Companies but subject to a valid and binding confidentiality agreement with a third party without first obtaining the consent of such third party, and Parent, to the extent reasonably requested by GreenHunter, will use its reasonable efforts to obtain any such consent.

(k) To facilitate approvals of activities of the Parties that are restricted under Sections 5.1 and 5.2, Parent Representatives and GreenHunter Representatives agree to meet on a regular basis to review matters relating to their respective Capital Projects (including the status of expenditures under Approved Budgets (such as outstanding authorizations for expenditures), the success of their Capital Projects to date, proposals to initiate new Capital Projects or substantially increase commitments to existing Capital Projects), and any other matters restricted under Sections 5.1 and 5.2.

5.4 No Solicitation.

(a) Immediately following the execution of this Agreement, GreenHunter will (and will cause each of the GreenHunter Representatives to) terminate any and all existing activities, discussions and negotiations with third parties (other than Parent) with respect to any possible transaction involving the acquisition of the GreenHunter Common Stock or the merger or other business combination of GreenHunter with or into any such third party.

(b) GreenHunter will not (and will cause the GreenHunter Representatives not to) solicit, initiate or knowingly encourage the submission of, any offer or proposal to acquire all or any part of the GreenHunter Capital Stock or all or any material portion of the assets or business of the GreenHunter Companies (other than the transactions contemplated by this Agreement), whether by merger, purchase of stock, purchase of assets, tender offer, exchange offer or otherwise. Notwithstanding the preceding sentence if GreenHunter shall receive any bona fide written offer to acquire 20% or more of the GreenHunter Capital Stock or 20% or more of the assets or business of the GreenHunter Companies (other than the transactions contemplated by this Agreement), whether by merger, purchase of stock, purchase of assets, tender offer, exchange offer or otherwise (an “Alternative Proposal”), then GreenHunter and the GreenHunter Representatives may (i) enter into discussions or negotiations with respect to such Alternative Proposal with the Person presenting such Alternative Proposal and provide information to such Person if the board of directors of GreenHunter determines in good faith, that such Alternative Proposal constitutes or is reasonably likely to constitute a Superior Proposal and determines in good faith, based on the advice of its legal counsel, that such action is required in order for the board of directors of GreenHunter to act in a manner consistent with its fiduciary duties under applicable law, and (ii) to the extent applicable, take and disclose to its stockholders a position as contemplated by Rule 14e-2 promulgated under the Exchange Act and/or make any other disclosure to its stockholders with regard to an Alternative Proposal, if the board of directors of Parent determines in good faith, based on the advice of its legal counsel, that such disclosure is required in order for the board of directors of GreenHunter to act in a manner consistent with its fiduciary duties under applicable law.

(c) GreenHunter will promptly communicate to Parent the terms and conditions of any Alternative Proposal that it may receive and will keep Parent informed as to the status of any actions, including any discussions, taken pursuant to such Alternative Proposal.

(d) If GreenHunter or any GreenHunter Representative receives an Alternative Proposal and the board of directors of GreenHunter determines in good faith, based on the advice of its legal counsel and financial advisor, that the Alternative Proposal is a Superior Proposal, then the board of directors of GreenHunter may approve and recommend such Superior Proposal and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement and the Merger. As used herein, the term “Superior Proposal” means a bona fide written Alternative Proposal to acquire, directly or indirectly, 50% or more of the voting power of the GreenHunter Capital Stock or substantially all of the assets of GreenHunter, which the board of directors of GreenHunter determines in good faith, after consultation with financial and other advisors taking into account all relevant financial, legal and other factors, to be more favorable to GreenHunter’s stockholders from a financial point of view than the Merger. In the event that the Board of Directors determines that a Superior Proposal has been received, Parent shall be given notice thereof prior to the acceptance by GreenHunter of the Superior Proposal and shall be given an opportunity to propose amendments or modifications to the terms of the Merger.

(e) Nothing in this Section 5.4 shall permit GreenHunter to terminate this Agreement except as specifically provided in Section 7.1.

5.5 GreenHunter Stockholders Meeting.

(a)  GreenHunter shall take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on the GreenHunter Proposal. Subject to Section 5.4, the board of directors of GreenHunter shall recommend approval of the GreenHunter Proposal and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of GreenHunter. The Board of Directors of GreenHunter shall not (i) subject to its fiduciary duties and Section 5.4(c)-(e) of this Agreement, withhold, withdraw or modify, in any manner adverse to the Parent, the approval or recommendation by GreenHunter’s Board of Directors with respect to the adoption of the Agreement and consummation of the Merger.

(b) Notwithstanding any provisions in Section 5.5(a) above, as a condition to the initial filing of the Proxy Statement/Prospectus with the U.S. Securities and Exchange Commission, GreenHunter shall have received a written opinion from Southwest Securities, Inc. (which opinion shall be reasonably acceptable in form and substance to GreenHunter), confirming such firm’s preliminary opinion referred to in Section 3.29 to the effect that, as of the date of such opinion and subject to the terms and conditions set forth therein, the consideration to be received by the holders of the GreenHunter Common Stock and GreenHunter Preferred Stock in connection with the Merger is fair to such stockholders from a financial point of view, and such opinion shall not have been withdrawn, revoked or modified.

5.6 Parent Shareholders Meeting. Parent shall take all action necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable after the date hereof for the purpose of voting on the Parent Proposal. The Board of Directors of Parent shall recommend approval of the Parent Proposal and shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of Parent.

5.7 Registration Statement and Proxy Statement/Prospectus.

(a) Parent and GreenHunter shall cooperate and promptly prepare the Registration Statement (including the Proxy Statement/Prospectus), and, subject to Parent’s receiving the required information from GreenHunter, Parent shall file the Registration Statement (including the Proxy Statement/Prospectus) with the SEC as soon as practicable after the date hereof and in any event not later than 45 days after the date hereof. Parent shall use all reasonable efforts, and GreenHunter shall cooperate with Parent (including furnishing all information concerning GreenHunter and the holders of GreenHunter Common Stock as may be reasonably requested by Parent), to have the Registration Statement (including the Proxy Statement/Prospectus) declared effective under the Securities Act as promptly as practicable after such filing. Parent shall use all reasonable efforts, and GreenHunter shall cooperate with Parent, to obtain all necessary state securities laws or “blue sky” permits, approvals and registrations in connection with the issuance of Parent Common Stock pursuant to the Merger.

(b) Parent will cause the Registration Statement (including the Proxy Statement/Prospectus), at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder. GreenHunter will cause the information it provides for such purpose to comply as to form in all material respects with such provisions.

(c) GreenHunter hereby covenants and agrees with Parent that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information contained in the Registration Statement that was supplied by GreenHunter for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of GreenHunter and shareholders of Parent, at the time of the GreenHunter Meeting, meeting of Parent Shareholders and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to information contained in the Proxy Statement/Prospectus that was supplied by GreenHunter for inclusion therein). If, at any time prior to the Effective Time, any event with respect to GreenHunter, or with respect to other information supplied by GreenHunter for inclusion in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, GreenHunter shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation and filing of such amendment. If, at any time prior to the Effective Time, any event with respect to GreenHunter, or with respect to other information supplied by GreenHunter for inclusion in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, GreenHunter shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation, filing and dissemination of such supplement.

(d) Parent hereby covenants and agrees with GreenHunter that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall not apply to any information contained in the Registration Statement that was supplied by GreenHunter for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of GreenHunter, at the time of the GreenHunter Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall not apply to any information contained in the Proxy Statement/Prospectus that was supplied by GreenHunter for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, such event shall be so described and such amendment shall be promptly prepared and filed. If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, Parent shall promptly notify GreenHunter of such occurrence and shall cooperate with GreenHunter in the preparation, filing and dissemination of such supplement.

(e) Neither the Registration Statement nor the Proxy Statement/Prospectus nor any amendment or supplement thereto will be filed or disseminated to the stockholders of GreenHunter or Parent without the approval of both Parent and GreenHunter. Parent shall advise GreenHunter, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.

(f) Prior to the filing of the Form S-4 Registration Statement, each of GreenHunter and Parent shall execute and deliver to Thelen Reid Brown Raysman & Steiner a letter containing representations reasonably requested by Thelen Reid Brown Raysman & Steiner in connection with the tax opinion to be delivered by Thelen Reid Brown Raysman & Steiner in connection with the Form S-4 Registration Statement. In rendering such tax opinion, such counsel shall be entitled to rely on such representation letters. To the extent requested by Parent, GreenHunter shall confirm in writing to the Parent the accuracy and completeness as of the Effective Time of the tax representation letter delivered by GreenHunter pursuant to the immediately preceding sentence. Parent and GreenHunter shall use all reasonable efforts prior to the Effective Time to cause the Merger to qualify as a "reorganization" under Section 368(a)(1) of the Code.

5.8 OTCBB Notification. Parent shall cause the shares of Parent Common Stock to be issued in the Merger and upon exercise of the GreenHunter Options and the GreenHunter Warrants, or upon conversion of the GreenHunter Preferred Stock, as the case may be, to be eligible for trading on the Over-the-Counter Bulletin Board, subject to official notice of issuance, prior to the Closing Date.

5.9 Additional Arrangements. Subject to the terms and conditions herein provided, each of GreenHunter and Parent shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable laws and regulations (including the HSR Act) or under applicable governing agreements to consummate and make effective the transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all necessary waivers, consents and approvals and effecting all necessary registrations and filings. Without limiting the generality of the foregoing, each of the Parties shall promptly file any Notification and Report Forms and related material that may be required to be filed with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and thereafter shall use all necessary efforts and take all necessary actions to obtain an early termination of the applicable waiting period, to make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable, to respond to formal requests for additional information or documentary material pursuant to 16 C.F.R. 803.20 under the HSR Act and to avoid, contest and/or overcome any administrative or judicial action or order that would restrict, prevent or prohibit the consummation of the Merger. Each of GreenHunter and Parent shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable. In addition, if any Governmental Authority shall have issued any order, decree, ruling or injunction, or taken any other action that would have the effect of restraining, enjoining or otherwise prohibiting or preventing the consummation of the transactions contemplated hereby, each of GreenHunter and Parent shall use its reasonable efforts to have such order, decree, ruling or injunction or other action declared ineffective as soon as practicable.

5.10 Agreements of Affiliates. At least 10 days prior to the Effective Time, GreenHunter shall cause to be prepared and delivered to Parent a list identifying all Persons who, at the time of the GreenHunter Meeting, may be deemed to be “affiliates” of GreenHunter as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act. GreenHunter shall use its best efforts to cause each Person who is identified as an affiliate of GreenHunter in such list to execute and deliver to Parent, on or prior to the Closing Date, a written agreement, in the form attached hereto as Exhibit 5.10. Parent shall be entitled to place legends as specified in such agreements on the Parent Certificates representing any Parent Capital Stock to be issued to such Persons in the Merger, irrespective of whether or not they sign such agreements.

5.11 Public Announcements. Prior to the Closing, GreenHunter and Parent will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any press release or make any such public statement prior to obtaining the approval of the other party; provided, however, that such approval shall not be required where such release or announcement is required by applicable law or automated quotation system; and provided further, that either GreenHunter or Parent may respond to inquiries by the press or others regarding the transactions contemplated by this Agreement, so long as such responses are consistent with such Party’s previously issued press releases.

5.12 Notification of Certain Matters. GreenHunter shall give prompt notice to Parent of any of the following: (a) any representation or warranty contained in Article 3 being untrue or inaccurate when made, (b) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 3 to be untrue or inaccurate on the Closing Date, or (c) any failure of GreenHunter to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder. Parent shall give prompt notice to GreenHunter of any of the following: (x) any representation or warranty contained in Article 4 being untrue or inaccurate when made, (y) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 4 to be untrue or inaccurate on the Closing Date, or (z) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

5.13 Payment of Expenses. Each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, whether or not the Merger shall be consummated, except that: (a) (i) the fee for filing the Registration Statement with the SEC, (ii) the costs and expenses associated with printing the Proxy Statement/Prospectus and complying with any applicable state securities or “blue sky” laws and (iii) the costs of any HSR Act filing shall be equally borne by Parent and GreenHunter; (b) the costs and expenses associated with mailing the Proxy Statement/Prospectus to the stockholders of GreenHunter, and soliciting the votes of the stockholders of GreenHunter, shall be borne by GreenHunter; and (c) the costs and expenses associated with mailing the Proxy Statement/Prospectus to the stockholders of Parent, and soliciting the votes of the stockholders of Parent, shall be borne by Parent.

5.14 Indemnification and Insurance.

(a) Parent agrees that all rights to indemnification now existing in favor of any officers, directors, employees, controlling stockholders or agents of any of the GreenHunter Companies, as provided in their respective charters or bylaws (or similar organizational documents), and any existing indemnification agreements or arrangements of any of the GreenHunter Companies, shall survive the Merger and shall continue in full force and effect for a period of not less than two years from the Effective Time (or such longer period as may be provided in any existing indemnification agreement between any of the GreenHunter Companies, and any current or former officer or director thereof); provided, that, in the event any claim or claims are asserted or made within such two-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(b) From and after the Effective Time, Parent shall, for a period of two years after the Effective Time, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee, controlling stockholder or agent of any of the GreenHunter Companies (collectively, the “Indemnified Parties”) against all losses, expenses (including attorneys’ fees), claims, damages, liabilities and amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee, controlling stockholder or agent (including a trustee or fiduciary of any GreenHunter Employee Benefit Plan) and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time (including any Claim arising out of this Agreement or any of the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law. In determining whether an Indemnified Party is entitled to indemnification under this Section 5.14, if requested by such Indemnified Party, such determination shall be made by special, independent counsel selected by Parent and approved by the Indemnified Party (which approval shall not be unreasonably withheld), and who has not otherwise performed services for Parent or any of its Affiliates within the last three years (other than in connection with such matters). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party(ies) (whether arising before or after the Effective Time): (i) Parent shall have the right to control the defense of such matter with Parent’s regularly engaged independent legal counsel or other counsel selected by Parent and reasonably satisfactory to the Indemnified Party(ies), and Parent shall pay all reasonable fees and expenses of such counsel; and (ii) the Indemnified Party(ies) will cooperate with Parent, at Parent’s expense, in the defense of any such matter. Parent shall not be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld. In the event of any Claim, any Indemnified Party wishing to claim indemnification will promptly notify Parent thereof (provided, that failure to so notify Parent will not affect the obligations of Parent except to the extent that Parent shall have been prejudiced as a result of such failure) and shall deliver to Parent the undertaking contemplated by the applicable provisions of the DGCL, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any such Claim is brought against any of the Indemnified Parties, such Indemnified Party(ies) may retain only one law firm (plus one local counsel, if necessary) to represent them with respect to each such matter unless the use of counsel chosen to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual or potential differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and Parent) may be retained by the Indemnified Parties at the cost and expense of Parent and Parent shall pay all reasonable fees and expenses of such counsel for such Indemnified Parties. Notwithstanding the foregoing, nothing contained in this Section 5.14 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer, director, employee, controlling stockholder or agent of Parent under Nevada law.

(c) Prior to the Effective Date, GreenHunter shall have obtained so-called “tail” coverage as it applies to GreenHunter’s existing D/O insurance policy, in commercially reasonable amounts for companies similarly situated to GreenHunter, covering GreenHunter’s former directors and officers of GreenHunter against claims arising against them that result from their service in such capacity to GreenHunter.

(d) Following the Merger, if Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person or Persons, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent and any of their successors and assigns, assume the obligations of the Parties and Parent set forth in this Section 5.14.

(e) This Section 5.14 shall survive the consummation of the Merger at the Effective Time, is intended to benefit GreenHunter and the Indemnified Parties (each of whom may enforce the provisions of this Section 5.14) and shall be binding on the successors and assigns of Parent.

5.15 Parent Board of Directors. At the Effective Time, Parent shall take all necessary corporate action and solicit the vote of its shareholders, if necessary, to fix the size of the Board of Directors of Parent at six directors: (a) two of whom shall be selected by GreenHunter and reasonably acceptable to Parent; (b) one of whom shall be selected by Parent and reasonably acceptable to GreenHunter; and (c) the remaining three directors shall be independent directors and shall be selected and designated by the unanimous agreement of the three directors then serving pursuant to clause (a) and (b) of this Section 5.15. In addition, one person selected by the Parent shall serve as an advisory director for a term of not less than one year from the Effective Time.

5.16 Registration Statements Relating to GreenHunter Warrants and Preferred Stock. Within 150 days after the Effective Time, Parent shall file with the SEC a registration statement, in an appropriate form, with respect to the shares of Parent Common Stock to be issued upon exercise of the GreenHunter Warrants and GreenHunter Options and upon conversion of GreenHunter Preferred Shares. Parent shall use all reasonable efforts to have such registration statement become effective and to maintain the effectiveness of such registration statement (and maintain the current status of the related prospectus) for so long as any GreenHunter Warrants and GreenHunter Options remain outstanding. The provisions of this Section 5.16 are intended to be for the benefit of, and shall be enforceable by, the Parties and each holder of a GreenHunter Warrant or a GreenHunter Option and their respective heirs, representatives, successors and assigns. Parent shall assume the piggyback registration obligations of GreenHunter under the agreements listed on Schedule 3.7(f).

5.17 Voting Agreement of Certain Stockholders of GreenHunter. GreenHunter shall use its best efforts to cause West Coast Opportunity Fund, LLC, Centaur Value Fund L.P. and United Centaur Master Fund (collectively, the “Independent Investors”) to vote, or to cause to be voted, all shares of GreenHunter Capital Stock that are beneficially owned by all such Independent Investors in favor of (or to grant, or to cause to be granted, consents with respect to such shares of GreenHunter Capital Stock for), the recommendation of GreenHunter’s Board of Directors as it relates to the GreenHunter Proposal at the GreenHunter Meeting and every other meeting of stockholders of GreenHunter (or any solicitation of consents in lieu thereof) at which the GreenHunter Proposal is considered and at every adjournment or postponement thereof; and (b) to vote, or to cause to be voted, all shares of GreenHunter Capital Stock that are beneficially owned by all such Independent Investors against (or to withhold, or to cause to be withheld, consents with respect to such shares of GreenHunter Capital Stock for) any proposal that would compete or interfere with, or that would in any way delay or otherwise inhibit the GreenHunter Board as it relates to GreenHunter Proposal and the timely consummation of, the Merger and the other transactions contemplated by the GreenHunter Proposal.

5.18 Parent Officers. At the Effective Time, Parent shall take all necessary corporate action to elect the following persons to the respective offices of Parent or Parent Subsidiaries listed below:

Gary C. Evans - CEO;

Michael K. Studer - President and COO;

Morgan F. Johnston - Sr. Vice President, General Counsel and Secretary;

David S. Krueger - Vice President and CFO;

Tim Barker - Vice President of Corporate Communications and Business Development;

Josh Barker - Vice President of Risk Management;

Lane Hamm - Vice President of Finance;

Doug Donaghue - Vice President and CAO;

Jerry Nash - President of Hunter Resources, LLC

5.19 Surviving Corporation’s Directors and Officers. Promptly after the Effective Time, the Surviving Corporation shall take all necessary corporate action to elect and appoint the directors and officers of Parent as set forth in Section 5.18 as the directors and officers of the Surviving Corporation.

5.20 Waiver of Events of Default Under Note Held by Investment Hunter, LLC. GreenHunter shall use commercially reasonable efforts to obtain from Investment Hunter, LLC a written waiver of any and all event(s) of default and acceleration rights which may be exercised by Investment Hunter, LLC under that certain note dated January 1, 2007 made by GreenHunter in favor of Investment Hunter, LLC (the “Investment Hunter Waiver”).

5.21 Assignment of Power Purchase Agreement. GreenHunter shall use commercially reasonable efforts to obtain from Southern California Edison for the benefit of Parent a consent to assignment of that certain Power Purchase Agreement dated December 21, 2006 (the “SoCal Consent”).

5.22 Waiver and Consent of GreenHunter Preferred Stock. GreenHunter shall use commercially reasonable efforts to obtain the following amendments, waivers and consents with respect the obligations of GreenHunter to West Coast Opportunity Fund, LLC, Centaur Value Fund, LP and United Centaur Master Fund (the “GreenHunter Preferred Stockholder Waiver and Consent”):

(a) Consent to the termination or amendment of the covenants and agreements contained in Sections 4(f), 4(k) and 4(r) of that certain Securities Purchase Agreement dated March 9, 2007 by and among GreenHunter, West Coast Opportunity Fund, LLC, Centaur Value Fund, LP and United Centaur Master Fund.

(b) An amendment to Section 2.1(a) of that certain Registration Rights Agreement dated March 9, 2007 by and between GreenHunter, West Coast Opportunity Fund, LLC, Centaur Value Fund, LP and United Centaur Master Fund such that the mandatory registration provision set forth therein shall obligate Parent, as successor-in-interest, to GreenHunter to mandatorily register the Registrable Securities (as defined therein) shares on or before October 31, 2008.

(c) Waiver of the lock-up restrictions arising under that certain letter dated March 9, 2007 in respect of shares of GreenHunter Common Stock (the “Lock Up Waiver”).

5.23 Amendment of Parent Convertible Senior Notes. Parent shall use commercially reasonable efforts to obtain from the holders of a majority of the aggregate principal amounts evidenced by the Parent Convertible Senior Notes a fully executed amendment to the Parent Convertible Senior Notes providing for mandatory conversion into Parent Common Stock upon the occurrence of certain events.

ARTICLE 6

CONDITIONS

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions, any or all of which may be waived in whole or in part by the Party whose obligation to close the transactions contemplated by this Agreement is subject to such condition or conditions:

(a) Stockholder Approval. The GreenHunter Proposal shall have been duly and validly approved and adopted by a vote of a majority of the shares of GreenHunter Capital Stock, all as required by the DGCL and the certificate of incorporation and bylaws of GreenHunter.

(b) Other Approvals. Any applicable waiting period under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority or other person in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by GreenHunter, Parent and Merger Sub shall have been made or obtained (as the case may be), except where the failure to obtain such consents, approvals, permits and authorizations would not be reasonably likely to result in a Material Adverse Effect on Parent (assuming the Merger has taken place) or to materially adversely affect the consummation of the Merger.

(c) Securities Law Matters. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and all necessary approvals under state securities laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger shall have been received.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that, prior to invoking this condition, each Party shall have complied fully with its obligations under Section 5.9 and, in addition, shall have used all reasonable efforts to have any such decree, ruling, injunction or order vacated, except as otherwise contemplated by this Agreement.

(e) Conversion of Parent Convertible Senior Notes. Prior to the Effective Time, the holders of a majority of the aggregate principal amounts evidenced by the Parent Convertible Senior Notes shall have delivered a fully executed amendment to the Parent Convertible Senior Notes to provide for mandatory conversion into Parent Common Stock upon the occurrence of certain events.

6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Merger Sub:

(a) Representations and Warranties. The representations and warranties of GreenHunter set forth in Article 3 shall be true and correct in all material respects (provided that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date) as of the Closing Date as though made on and as of that time, and Parent shall have received a certificate signed by an executive officer of GreenHunter to such effect; provided, however, that the condition set forth in this Section 6.2(a) shall be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties (without giving effect to the individual materiality thresholds otherwise included as a part of such representations and warranties) to be true and correct (in the aggregate) does not result in a Material Adverse Effect with respect to GreenHunter or Parent.

(b) Performance of Covenants and Agreements by GreenHunter. GreenHunter shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by an executive officer of GreenHunter to such effect.

(c) Letters from GreenHunter Affiliates. Parent shall have received from each Person named in the list referred to in Section 5.10 an executed copy of the agreement described in Section 5.10.

(d) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations or business of any of the GreenHunter Companies that would have or would be reasonably likely to have a Material Adverse Effect on GreenHunter.

(e) Governing Bodies of GreenHunter Subsidiaries. GreenHunter shall have taken all necessary and appropriate corporate and other action to appoint the members of the Board of Directors of Parent as the members of the Board of Directors or other similar governing body of each of Channel Refining Corporation and Wind Hunter, LLC.

(f) Dissenting Stockholders. The holders of no more than five percent of the GreenHunter Common Stock shall have exercised their right to dissent from the Merger under the DGCL.

(g) Consents Under Agreements.  Parent shall have received the following items, in form and substance reasonably acceptable to it: (i) the Investment Hunter Waiver; (ii) the SoCal Consent; (iii) GreenHunter Preferred Stockholder Waiver and Consent; and (iv) the consent or approval of each Person whose consent or approval will be required under any Material Contract to which GreenHunter or any of its subsidiaries is a party, except for those for which the failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect or, after giving effect to the Merger, a Material Adverse Effect on Parent.

6.3 Conditions to Obligation of GreenHunter. The obligation of GreenHunter to effect the Merger is subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by GreenHunter:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in Article 4 shall be true and correct in all material respects (provided that any representation or warranty contained therein that is qualified by a materiality standard or a Material Adverse Effect qualification shall not be further qualified hereby) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date) as of the Closing Date as though made on and as of that time, and GreenHunter shall have received a certificate signed by a Responsible Officer of Parent to such effect; provided, however, that the condition set forth in this Section 6.3(a) shall be deemed to be satisfied even if one or more of such representations and warranties are not true and correct, so long as the failure of such representations and warranties (without giving effect to the individual materiality thresholds otherwise included as a part of such representations and warranties) to be true and correct (in the aggregate) does not result in a Material Adverse Effect.

(b) Performance of Covenants and Agreements by Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date, and GreenHunter shall have received a certificate signed by a Responsible Officer of Parent to such effect.

(c) Fairness Opinion. The fairness opinion described in Section 5.5(b) shall not have been withdrawn, revoked or modified.

(d) No Material Adverse Change. From the date of this Agreement through the Closing, there shall not have occurred any change in the condition (financial or otherwise), operations or business of Parent and its subsidiaries that would have or would be reasonably likely to have a Material Adverse Effect on Parent.

(e) Delivery of Transfer Instructions. Parent shall have delivered to its authorized transfer agent an irrevocable letter of instruction in a form reasonably satisfactory to GreenHunter authorizing and directing the transfer to holders of shares of (i) GreenHunter Common Stock certificates representing those shares of Parent Common Stock to be issued to such holders upon surrender of such holders’ certificates representing such shares of GreenHunter Common Stock and (ii) GreenHunter Preferred Stock certificates representing those shares of Parent Preferred Stock to be issued to such holders upon surrender of such holders’ certificates representing such shares of GreenHunter Preferred Stock.

ARTICLE 7

TERMINATION

7.1 Termination Rights. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the GreenHunter Proposal by the stockholders of GreenHunter and/or Parent, respectively:

(a) By mutual written consent of Parent and GreenHunter;

(b) By either GreenHunter or Parent if (i) the Merger has not been consummated by December 31, 2007 (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform any covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (ii) any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party until such Party has used all reasonable efforts to remove such injunction, order or decree); (iii) the GreenHunter Proposal shall not have been approved by the required vote of the GreenHunter stockholders at the GreenHunter Meeting or at any adjournment thereof; or (iv) the Parent Proposal shall not have been approved by the required vote of the Parent stockholders at the Parent Meeting or at any adjournment thereof.

(c) By Parent if (i) there has been a material breach of the representations and warranties made by GreenHunter in Article 3 of this Agreement such that the condition described in Section 6.2(a) is not met (provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this clause (i) unless Parent has given GreenHunter notice of such breach and GreenHunter has failed to cure such breach within 10 days following such notice (but in any event not later than December 31, 2007), and the condition described in Section 6.2(a), other than the provision thereof relating to the certificate signed by an executive officer of GreenHunter, would not be satisfied if the Closing were to occur on the day on which Parent gives GreenHunter notice of such termination); or (ii) GreenHunter has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement and such failure has not been, or cannot be, cured within 10 days after notice and demand for cure thereof (but in any event not later than December 31, 2007);

(d) By GreenHunter if (i) there has been a material breach of the representations and warranties made by Parent and Merger Sub in Article 4 of this Agreement such that the condition described in Section 6.3(a) is not met (provided, however, that GreenHunter shall not be entitled to terminate this Agreement pursuant to this clause (i) unless GreenHunter has given Parent notice of such breach and Parent has failed to cure such breach within 10 days following such notice (but in any event not later than December 31, 2007), and the condition described in Section 6.3(a), other than the provision thereof relating to the certificate signed by an executive officer of Parent, would not be satisfied if the Closing were to occur on the day on which GreenHunter gives Parent notice of such termination); or (ii) Parent or Merger Sub has failed to comply in any material respect with any of its respective covenants or agreements contained in this Agreement, and, in either such case, such breach or failure has not been, or cannot be, cured within 10 days after notice and a demand for cure thereof (but in any event not later than December 31, 2007);

(e) By any Party if at any time a court or Governmental Agency of competent jurisdiction over the Merger has issued a final, non-appealable order disapproving of the Merger or otherwise preventing the consummation of the Merger;

(f) By GreenHunter if (i) GreenHunter is prepared to enter into a binding definitive agreement to effect a Superior Proposal; and (ii) GreenHunter has given Parent at least three business days’ prior notice of its intention to terminate this Agreement pursuant to this Section 7.1(e) (along with a description of all relevant terms and conditions of such Superior Proposal), during which period Parent shall have the opportunity to propose amendments or modifications to the terms of the Merger; and

(g) By Parent if the board of directors of GreenHunter shall have failed to recommend adoption of the GreenHunter Proposal at the time the Proxy Statement/Prospectus is first mailed to stockholders of GreenHunter or shall have amended or withdrawn any such recommendation and such recommendation is not reinstated in its prior form within five business days after such amendment or withdrawal.

7.2 Effect of Termination. If this Agreement is terminated by either GreenHunter or Parent pursuant to the provisions of Section 7.1, this Agreement shall forthwith become void except for, and there shall be no further obligation on the part of any Party or its respective Affiliates, directors, officers or stockholders except pursuant to, the provisions of Sections 5.3(c) (but only to the extent of the confidentiality and indemnification provisions contained therein), 5.13, Article 8 and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination. Notwithstanding anything to the contrary contained herein, in the case of the termination of this Agreement pursuant to Section 7.1(f) or 7.1(g), GreenHunter shall reimburse Parent for all reasonable out of pocket costs incurred by Parent in connection with the Merger and the transactions contemplated by this Agreement.

ARTICLE 8

MISCELLANEOUS

8.1 Nonsurvival of Representations and Warranties. None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.

8.2 Amendment. This Agreement may be amended by the Parties at any time before or after (a) approval of the GreenHunter Proposal by the stockholders of GreenHunter or (b) approval of Parent Proposal by the stockholders of Parent; provided, however, that, after any such approval, no amendment shall be made that by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.

8.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and either delivered personally (effective upon delivery), by facsimile transmission (effective on the next day after transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third business day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

To Parent and/or Merger Sub:	Orion Ethanol, Inc. 307 South Main Street Pratt, Kansas 67124 Attention: Chief Financial Officer Telephone (620) 672-2814 Facsimile: (620) 672-3142

with copies to:	Thelen Reid Brown Raysman & Steiner LLP 701 8th Street Suite 800 Washington, D.C. 20001 Attn: Joseph R. Tiano, Jr. and Louis A. Bevilacqua Telephone: (202) 508-4000 Facsimile: (202) 508-4321

To GreenHunter:	GreenHunter Energy Inc. 3129 Bass Pro Drive Grapevine, Texas 76051 Attn: Michael K. Studer, President Telephone (469) 293-4397 Facsimile: (972) 550-7464

with copies to:
GreenHunter Energy Inc.
3129 Bass Pro Drive
Grapevine, Texas 76051
Attn: Morgan F. Johnston, Vice President, General Counsel and Secretary
Telephone (469) 293-4397
Facsimile: (972) 550-7464

and

Fulbright & Jaworski L.L.P.
2200 Ross Avenue, Suite 2800
Dallas, Texas 75201
Attn: David E. Morrison
Telephone: (214) 855-8301
Facsimile: (214) 855-8200

8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

8.5 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes .the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Article 2 and Sections 5.3(c), 5.3(d), 5.14, 5.15 and 5.16, is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any other Person any rights or remedies hereunder.

8.7 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

8.8 No Remedy in Certain Circumstances. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take any action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate pursuant to Article 7. Except as otherwise contemplated by this Agreement, to the extent that a Party took an action inconsistent herewith or failed to take action consistent herewith or required hereby pursuant to an order or judgment of a court or other competent Governmental Authority, such Party shall not incur any liability or obligation unless such Party breached its obligations under Section 5.9 or did not in good faith seek to resist or object to the imposition or entering of such order or judgment.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

8.10 Waivers. At any time prior to the Effective Time, the Parties may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.

8.11 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement until terminated as described in Section 7.2, is hereby incorporated herein by reference, and shall constitute apart of this Agreement for all purposes; provided, however, that any standstill provisions contained therein will, effective as of the Closing, be deemed to have been waived to the extent necessary for the Parties to consummate the Merger in accordance with the terms of this Agreement. Any and all information received by Parent and GreenHunter pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement. Notwithstanding the foregoing, Parent may disclose the Parties’ entry into this Agreement and include this Agreement in SEC filings as may be required by applicable law.

8.12 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Disclosure on one schedule satisfies the other schedules as long as it is apparent on its face from such disclosure that it applies to the other schedules.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

“GreenHunter”	“Parent”

GREENHUNTER ENERGY INC.	ORION ETHANOL, INC.

By:	By:
Name:___________________ Title: ___________________	Name:___________________ Title: ___________________

“Merger Sub”

OEI ACQUISITION SUB, INC.

By:
Name:___________________ Title: ___________________